Exhibit 10.1

EXECUTION VERSION

$7,660,000,000

364-DAY CREDIT AGREEMENT

among

ZIMMER HOLDINGS, INC.,

THE LENDERS NAMED HEREIN

and

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent,

Dated as of May 29, 2014

Credit Suisse Securities (USA) LLC,

as Sole Lead Arranger and Sole Bookrunner,

J.P. Morgan Securities LLC,

as Co-Arranger and Syndication Agent,

Merrill Lynch, Pierce, Fenner & Smith Incorporated and

Citigroup Global Markets, Inc.,

as Co-Arrangers and Documentation Agents

BNP Paribas,

Goldman Sachs Bank USA,

HSBC Bank USA, N.A,

Royal Bank of Canada,

The Bank of Tokyo-Mitsubishi UFJ, Ltd. and

The Royal Bank of Scotland plc,

as Senior Managing Agents

and

Mizuho Bank, Ltd.,

Sumitomo Mitsui Banking Corporation,

U.S. Bank National Association and

Wells Fargo Bank, National Association,

as Co-Agents

TABLE OF CONTENTS

ARTICLE I

i

SECTION 7.04.	Financial Condition Covenant	47
SECTION 7.05.	Indebtedness	47
SECTION 7.06.	Transactions with Affiliates	47
SECTION 7.07.	Restricted Payments	48
SECTION 7.08.	Investments	48

ARTICLE VIII

Events of Default

ARTICLE IX

The Administrative Agent

ARTICLE X

Miscellaneous

SECTION 10.01.	Notices	54
SECTION 10.02.	Survival of Agreement	55
SECTION 10.03.	Binding Effect	55
SECTION 10.04.	Successors and Assigns	55
SECTION 10.05.	Expenses, Indemnity	58
SECTION 10.06.	Applicable Law	59
SECTION 10.07.	Waivers, Amendment	59
SECTION 10.08.	Entire Agreement	60
SECTION 10.09.	Severability	60
SECTION 10.10.	Counterparts	61
SECTION 10.11.	Headings	61
SECTION 10.12.	Right of Setoff	61
SECTION 10.13.	Jurisdiction: Consent to Service of Process	61
SECTION 10.14.	WAIVER OF JURY TRIAL	62
SECTION 10.15.	Confidentiality	62
SECTION 10.16.	USA PATRIOT Act Notice	63
SECTION 10.17.	No Fiduciary Relationship	63

SCHEDULES:

Schedule 2.01	Commitments
Schedule 7.02	Existing Liens
Schedule 7.06	Transactions with Affiliates

EXHIBITS:

Exhibit A	Form of Borrowing Request
Exhibit B	Form of Assignment and Acceptance
Exhibit C	Form of Opinion of White & Case LLP
Exhibit D	Form of Administrative Questionnaire
Exhibit E	Form of Solvency Certificate

CREDIT AGREEMENT (the “Agreement”) dated as of May 29, 2014, among ZIMMER HOLDINGS, INC., a Delaware corporation (the “Company”), the LENDERS (as defined herein) and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

Pursuant to the Merger Agreement (such term and each other capitalized term used but not defined herein having the meaning assigned to it in Article I), the Company will acquire (the “Acquisition”) all the Capital Stock of Biomet. In connection with the Acquisition, and to provide a portion of the financing therefor, the Company has entered into this Agreement and the Revolving Credit and Term Loan Agreement.

The Company has requested that the Lenders, on the terms and subject to the conditions herein set forth, extend credit to the Company in the form of Loans on the Funding Date in an aggregate principal amount not in excess of $7,660,000,000. The proceeds of the Loans made on the Funding Date are to be used solely by the Company (i) to pay a portion of the cash consideration in accordance with the Merger Agreement, (ii) to refinance Debt of the Company and Biomet and their respective subsidiaries (the “Refinancing”) and (iii) to pay fees and expenses related to the Transactions and the Acquisition. The Lenders are willing to extend such credit on the terms and subject to the conditions herein set forth.

Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition” shall have the meaning assigned to such term in the introductory statement of this Agreement.

“Adjusted Eurocurrency Rate” shall mean, with respect to any Eurocurrency Borrowing for any Interest Period (or, solely for purposes of clause (c) of the defined term “Alternate Base Rate”, for purposes of determining the Alternate Base Rate as of any date), an interest rate per annum equal to (i) the Eurocurrency Rate in effect for such Interest Period divided by (ii) one minus the Eurocurrency Reserve Requirements.

“Administrative Agent” shall mean Credit Suisse AG, Cayman Islands Branch, as administrative agent for the Lenders under this Agreement and the other Loan Documents, and any successor thereto.

“Administrative Fees” shall have the meaning assigned to such term in Section 3.07(b).

“Administrative Questionnaire” shall mean an administrative questionnaire delivered by a Lender pursuant to Section 10.04 in the form of Exhibit D.

“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly, Controls or is Controlled by or is under common Control with the Person specified.

“Alternate Base Rate” shall mean for any day, a rate per annum equal to the greatest of (a) the rate of interest per annum from time to time by the Administrative Agent as its base rate in effect on such day at its principal office in New York City (each change in such base rate shall be effective from and including the date such change is publicly announced), (b) 1/2 of one percent above the Federal Funds Effective Rate in effect on such day and (c) one percent above the Adjusted Eurocurrency Rate in effect on such day (or, if such day is not a Business Day, the immediately preceding Business Day) for a Eurocurrency Borrowing with a one-month Interest Period commencing two Business Days after such day. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate specified in clause (b) or the Adjusted Eurocurrency Rate specified in clause (c) of the first sentence of this definition, for any reason, including, without limitation, the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms hereof, the Alternate Base Rate shall be determined without regard to clause (b) or (c), as the case may be, of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate shall be effective on the effective date of any change in such rate.

“Applicable Margin” shall mean, for each Loan, the applicable rate per annum determined pursuant to the Pricing Grid.

“Approved Fund” shall mean any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” shall mean Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC, Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Asset Sale” shall mean the sale, transfer or other disposition (by way of merger, casualty, condemnation or otherwise) by the Company or any of its Domestic Subsidiaries to any person other than the Company or any of its Subsidiaries of (i) a majority of the Voting Stock of any of the Subsidiaries, (ii) substantially all of the assets of any division or line of business of the Company or any of its Subsidiaries or (iii) any other assets (whether tangible or intangible) of the Company or any of its Domestic Subsidiaries (other than (a) inventory, cash and Cash

Equivalents, and excess, damaged, obsolete or worn out assets, (b) other assets sold in the ordinary course of business and (c) any such other assets to the extent that the Net Cash Proceeds of such assets sold in any single transaction or related series of transactions is equal to $25,000,000 or less).

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Eligible Assignee in the form of Exhibit B, or such other form as shall be approved by the Administrative Agent.

“Bankruptcy Event” shall mean, with respect to any Person, that such Person has become, other than via an Undisclosed Administration, the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority so long as such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Basis Point” shall mean 1/100th of 1%.

“Biomet” shall mean LVB Acquisition, Inc., a Delaware corporation, which owns all of the issued and outstanding Capital Stock of Biomet, Inc., an Indiana corporation.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” shall mean either the board of directors of the Company or any duly authorized committee thereof or any committee of officers of the Company acting pursuant to authority granted by the board of directors of the Company or any committee of such board.

“Borrower” shall mean the Company.

“Borrowing” shall mean Loans of the same Type made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Request” shall mean a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” shall mean any day (other than a day which is a Saturday, Sunday or legal holiday in the State of New York) on which banks are open for business in New York City; provided, however, that, when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person, shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP. Notwithstanding the foregoing, all leases of any Person (including leases entered into after the Effective Date) that are or would be treated as operating leases in accordance with GAAP as in effect on December 31, 2013, shall continue to be accounted for as operating leases (and none of the obligations of the lessee thereunder shall constitute Capital Lease Obligations) for purposes of this Agreement regardless of any change in GAAP after such date that would otherwise require any of the obligations of the lessee thereunder to be treated as Capital Lease Obligations.

“Capital Stock” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person, and any option, warrant or other right entitling the holder thereof to purchase or otherwise acquire any such equity interest.

“Cash Equivalents” shall mean (a) marketable direct obligations issued by, or unconditionally guaranteed or insured by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits, bankers’ acceptances or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof whose short-term commercial paper rating at the time of acquisition is at least B or the equivalent thereof by Fitch IBCA, A-3 or the equivalent thereof by S&P, or P-3 or the equivalent thereof by Moody’s; (c) commercial paper of an issuer rated at least A-2 or the equivalent thereof at the time of acquisition by S&P or at least P-2 or the equivalent thereof at the time of acquisition by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities or marketable direct obligations with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; provided, however, that, in case of any investment by a Foreign Subsidiary, “Cash Equivalents” shall also include: (i) certificates of deposit, time deposits, Eurodollar time deposits, bankers’ acceptances or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any commercial bank located in the same jurisdiction as such Foreign Subsidiary whose short-term commercial paper rating at the time of acquisition would meet or exceed those ratings applicable to a Lender set forth in clause (b) hereof, (ii) direct obligations of the sovereign nation (or any agency thereof) in which such Foreign Subsidiary is organized or is conducting business or in obligations fully and unconditionally guaranteed by such sovereign nation (or any agency thereof), in each case maturing within one year from the date of acquisition, (iii) investments of the type and maturity described in clauses (c) through (f) above of obligors located in the same jurisdiction as such Foreign Subsidiary, which Investments or obligors (or the parent of any such obligor) have ratings described in clauses (c) through (f) or equivalent ratings from comparable foreign rating agencies and (iv) shares of money market mutual or similar funds which invest exclusively in assets otherwise satisfying the requirements of this proviso.

“Change in Control” shall be deemed to have occurred if (a) any Person or group of Persons (other than (i) the Company, (ii) any Subsidiary or (iii) any employee or director benefit plan or stock plan of the Company or a Subsidiary or any trustee or fiduciary with respect to any such plan when acting in that capacity or any trust related to any such plan) shall have acquired beneficial ownership of shares representing more than 35% of the combined voting power represented by the outstanding Voting Shares of the Company (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations thereunder) or (b) during any period of 12 consecutive months, commencing before and ending after, or commencing after the Effective Date, individuals who on the first day of such period were directors of the Company (together with any replacement or additional directors who were nominated or elected by a majority of directors then in office) cease to constitute a majority of the Board of Directors of the Company.

“Change in Law” shall mean (a) the adoption or taking effect of any law, rule, regulation or treaty after the Effective Date, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority after the Effective Date or (c) compliance by any Lender (or, for purposes of Section 3.10, by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Effective Date; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case pursuant to Basel III, in each case shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated or issued.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commitments” shall mean, as to any Lender, its obligation to make a Loan to the Borrower on the Funding Date, expressed as an amount representing the maximum principal amount of the Loans to be made by such Lender hereunder, as such Commitment may be (a) reduced from time to time pursuant to Section 3.03 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Lender’s Commitment is set forth opposite such Lender’s name in Schedule 2.01 hereto. The initial aggregate amount of the Commitments is $7,660,000,000.

“Company” shall have the meaning set forth in the preamble.

“Company Stock” shall mean the common stock, $0.01 par value per share, of the Company, and the associated preferred stock purchase rights.

“Conduit Lender” shall mean any special purpose entity organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument subject to the consent of the Company (such consent not to be unreasonably withheld); provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 3.10, 3.11, 3.12, or 10.05 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Cost Savings” shall mean, for any period, those synergies and cost-savings of the Company and its Subsidiaries related to operational changes, restructuring, reorganizations, operating expense reductions, operating improvements and similar restructuring initiatives relating to the Acquisition, in each case, that are reasonably anticipated by the Company in good faith to be realized within 36 months following the Funding Date (in each case calculated on a pro forma basis as if such synergies and cost-savings had been realized on the first day of the period, and net of the amount of actual benefits realized during such period from such actions to the extent already included in Consolidated Net Income for such period); provided that, to the extent that such synergies or cost savings are no longer reasonably expected by the Company to be realized within 36 months following the Funding Date, then such synergies or cost savings shall not be included in the definition of “Consolidated Cost Savings”.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period plus, without duplication and, other than in the case of clause (i) below, to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of: (a) income tax expense, (b) interest expense (including imputed interest on Capital Lease Obligations), amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Debt (including the Loans), and commissions, discounts and other fees and charges with respect to letters of credit, bankers’ acceptance financing and receivables financings, (c) depreciation and amortization expense (plus, to the extent GAAP then includes amounts as such expense, amounts of such expenses (calculated under the current GAAP) for any prior portion of such period if not otherwise so included), (d) amortization of intangibles (including goodwill) and organization costs, (e) any extraordinary, unusual or non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business), (f) any non-cash expenses relating to stock option exercises (if applicable accounting rules so require), (g) any other non-cash charges, (h) Consolidated Transaction Costs, (i) Consolidated Cost Savings, (j) (x) any charges, costs, expenses, accruals or reserves incurred pursuant to any management equity plan, profits interest or stock option plan, any equity-based compensation or equity-based incentive plan, or any other management or employee benefit plan, agreement or pension plan and (y) any charges, costs, expenses, accruals or reserves in connection with the rollover, acceleration or payout of Capital Stock of the Company held by management of the Company or any of its Subsidiaries and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of: (a) interest income, (b) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business) and (c) any other non-cash income, all as determined on a consolidated basis. For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of the Consolidated Leverage Ratio, (x) if at any time during such Reference Period the Company or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (y) if during such Reference Period the Company or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period. As used in this definition, “Material Acquisition” shall mean any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (b) involves the payment of consideration by the Company and its Subsidiaries in excess of $250,000,000; and “Material Disposition” shall mean any Disposition of property or series of related Dispositions of property that yields gross proceeds to the Company or any of its Subsidiaries in excess of $250,000,000.

“Consolidated Leverage Ratio” shall mean, as at the last day of any period, the ratio of: (a) the sum of (i) Consolidated Total Debt plus, to the extent not included in the definition of Consolidated Total Debt, (ii) the aggregate amount of financing, to the extent in excess of $300,000,000, provided by third parties in connection with Permitted Receivables Securitizations on such day to (b) Consolidated EBITDA for such period.

“Consolidated Net Income” shall mean, for any period, the consolidated net income (or loss) of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded, without duplication: (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Company or is merged into or consolidated with the Company or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Company) in which the Company or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Company or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Company to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation.

“Consolidated Net Tangible Assets” shall mean, with respect to the Company, the total amount of its assets (less applicable reserves and other properly deductible items) after deducting (i) all current liabilities (excluding the amount of those which are by their terms extendable or renewable at the option of the obligor to a date more than 12 months after the date as of which the amount is being determined) and (ii) all goodwill, tradenames, trademarks, patents, unamortized debt discount and expense and other like intangible assets, all as set forth on the most recent balance sheet of the Company and its consolidated subsidiaries and determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Debt” shall mean, at any date, the aggregate principal amount of all third-party Debt for borrowed money (including purchase money Debt), unreimbursed drawings under letters of credit, Capital Lease Obligations and third-party Debt obligations evidenced by notes or similar instruments, in each case of the Company and its Subsidiaries outstanding as of such date that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP (except as otherwise provided in the definition of Capital Lease Obligations), minus up to $200,000,000 of cash and Cash Equivalents held in the United States by the Company and its Domestic Wholly Owned Subsidiaries; provided that such cash and Cash Equivalents are free of any Liens.

“Consolidated Transaction Costs” shall mean, for any period, the sum of (without duplication) all fees, costs and expenses incurred by the Company and its Subsidiaries, whether before, on or within 36 months after the Funding Date, in connection with the Transactions or the Acquisition during such period.

“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Party” shall mean the Administrative Agent and each Lender.

“Debt” of any Person, shall mean, without duplication, (i) all obligations of such Person represented by notes, bonds, debentures or similar evidences of indebtedness; (ii) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services other than, in the case of any such deferred purchase price, on normal trade terms, (iii) all rental obligations of such Person as lessee under leases that are Capital Lease Obligations, (iv) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (v) all obligations, contingent or otherwise, of such Person as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (vi) the liquidation value of all preferred capital stock of such Person which is redeemable at the option of the holder thereof or which may become (by scheduled or mandatory redemption) due within one year of the Maturity Date, (vii) all Guarantees of such Person in respect of obligations of the kind referred to in clauses (i) through (vi) above, (viii) all obligations of the kind referred to in clauses (i) through (vii) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by the applicable Person, whether or not such Person has assumed or become liable for the payment of such obligation and (ix) for the purposes of paragraph (f) of Article VIII only, all obligations in respect of Hedge Agreements. The Debt of any Person shall include Debt of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefore as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Debt expressly provide that such Person is not liable therefor.

“Debt Offering” shall mean any incurrence of Debt for borrowed money, including any issuance of senior unsecured notes (the “Notes”) through a public offering or in a Rule 144A or other private placement, debt securities convertible into equity securities, issued in a public offering, private placement or otherwise, or bank loans by the Company or any of the Company’s Domestic Subsidiaries, other than (i) intercompany Debt, (ii) Debt incurred under the Revolving Credit and Term Loan Agreement or (iii) Debt incurred in the ordinary course of business (including (a) borrowings under the Existing Credit Agreement (or any amendment or refinancing thereof), (b) issuances or refinancings of commercial paper, (c) any trade, customer or supplier finance-related financing and (d) any Permitted Debt) or (iv) Debt not in excess of $200,000,000 in the aggregate.

“Default” shall mean any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” shall mean any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans or (ii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified in such writing, including, if applicable, by reference to a specific Default) has not been satisfied, (b) has notified the Company or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent to funding (specifically identified in such writing, including, if applicable, by reference to a specific Default) cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after a written request by the Administrative Agent, made in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt by the Administrative Agent of such certification in form and substance reasonably satisfactory to it, or (d) has become the subject of a Bankruptcy Event.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Domestic Subsidiary” shall mean a Subsidiary that is incorporated or organized under the laws of the United States or any state or political subdivision thereof.

“Domestic Wholly Owned Subsidiary” shall mean a Wholly Owned Subsidiary that is a Domestic Subsidiary.

“Effective Date” shall mean May 29, 2014.

“Eligible Assignee” shall mean (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person, other than, in each case, a natural person, a Defaulting Lender or the Company or any Subsidiary.

“Environmental and Safety Laws” shall mean any and all applicable current and future treaties, laws (including without limitation common law), regulations, enforceable requirements, binding determinations, orders, decrees, judgments, injunctions, permits, approvals, authorizations, licenses, permissions, or binding agreements issued, promulgated or entered by any Governmental Authority, relating to the environment, to employee health or safety as it pertains to the use or handling of, or exposure to, any Hazardous Substance, to preservation or reclamation of natural resources or to the management, release or threatened release of any Hazardous Substance, including, without limitation, the Hazardous Materials Transportation Act, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendments of 1984, the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, the Clean Air Act of 1970, as amended, the Toxic Substances Control Act of 1976, the Occupational Safety and Health Act of 1970, as amended, the Emergency Planning and Community Right-to-Know Act of 1986, the Safe Drinking Water Act of 1974, as amended, any similar or implementing state law, all amendments of any of them, and any regulations promulgated under any of them.

“Equity Offering” shall mean any issuance of equity or equity-linked securities (in a public offering or private placement) by the Company (excluding equity or equity-linked securities issued (a) as merger consideration pursuant to the Merger Agreement, (b) in connection with any employee stock plan, employee compensation plan, or other employee or other benefit plans, or any direct and dividend reinvestment plan (or contributed to pension plans), or (c) as consideration for any acquisition).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 or ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Termination Event” shall mean (i) a “Reportable Event” described in Section 4043 of ERISA and the regulations issued thereunder (other than a “Reportable Event” not subject to the provision for 30-day notice to the PBGC under such regulations), or (ii) the withdrawal of the Company or any of its ERISA Affiliates from a “single employer” Plan during a plan year in which it was a “substantial employer”, both of such terms as defined in Section 4001(a) of ERISA, or (iii) the incurrence of liability under Title IV of ERISA with respect to the termination of a Plan, or (iv) the institution of proceedings to terminate a Plan by the PBGC, or (v) the receipt by the Company or any ERISA Affiliate of any notice (whether or not written) from the PBGC of any event or condition which the PBGC asserts is reasonably likely to constitute grounds under Section 4042 of ERISA to terminate, or to appoint a trustee to administer, any Plan or (vi) the partial or complete withdrawal of the Company or any ERISA Affiliate of the Company from, or the Insolvency or Reorganization of, a Multiemployer Plan.

“Eurocurrency” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to a Eurocurrency Rate.

“Eurocurrency Rate” shall mean with respect to any Eurocurrency Borrowing for any Interest Period, the rate determined by the Administrative Agent by reference to the London interbank offered rate as administered by the ICB Benchmark Administration (or any other Person that takes over the administration of such rate) for deposits in Dollars (as reflected on the applicable Reuters screen page) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for deposits in Dollars with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “Eurocurrency Rate” with respect to such Eurocurrency Borrowing for such Interest Period shall be the rate per annum (rounded upwards, if necessary, to the next Basis Point) equal to the arithmetic average of the rates at which deposits in Dollars approximately equal in principal amount to such Borrowing and for a maturity comparable to such Interest Period are offered, to the principal London offices of the Reference Lenders (or, if either Reference Lender does not at the time maintain a London office, the principal London office of any Affiliate of such Reference Lender) in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Eurocurrency Reserve Requirements” shall mean, with respect to the Eurocurrency Loans of any Lender for any day, that percentage (expressed as a decimal) that is in effect on such day, as prescribed by any Governmental Authority for determining the reserve, liquid asset or similar requirement with respect to such Eurocurrency Loans for such Lender that is subject to the rules and regulations of such Governmental Authority.

“Event of Default” shall have the meaning assigned to such term in Article VIII.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, any withholding Taxes described in Section 3.12(k)(i) or Section 3.12(k)(ii) imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment, (c) Taxes attributable to such Recipient’s failure to comply with Sections 3.12(h), 3.12(i) or 3.12(j) and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” shall mean the Amended and Restated Credit Agreement dated as of May 9, 2012, among the Company, the Subsidiaries party thereto, the lenders from time to time party thereto and the administrative agents named therein.

“FATCA” shall mean Section 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as released on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so released for any day which is a Business Day, the arithmetic average (rounded upwards, if necessary, to the next 1/100th of 1%), as determined by the Administrative Agent, of the quotations for the day of such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” of any corporation shall mean the chief financial officer, principal accounting officer, vice president of finance, controller or treasurer of such corporation.

“Foreign Subsidiary” shall mean any Subsidiary that is not organized under the laws of the United States or any state or political subdivision thereof.

“Funding Date” shall mean the date on which the conditions specified in Section 5.02 shall have been satisfied or waived and the Loans hereunder are funded.

“GAAP” shall mean generally accepted accounting principles in the United States of America.

“Governmental Authority” shall mean the government of any nation, including, but not limited to, the United States of America, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Group Member” means the Company or any Subsidiary.

“Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Debt or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Debt or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Debt or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Substances” shall mean any toxic, radioactive, mutagenic, carcinogenic, noxious, caustic or otherwise hazardous substance, material or waste, including petroleum, its derivatives, by-products and other hydrocarbons, including, without limitation, polychlorinated biphenyls (“PCBs”), asbestos or asbestos-containing material, and any substance, waste or material regulated or that could reasonably be expected to result in liability under Environmental and Safety Laws.

“Hedge Agreements” shall mean all interest rate swaps, caps or collar agreements, foreign exchange transactions or other arrangements dealing with interest rates or currency exchange rates or the exchange of nominal interest obligations or foreign currencies, either generally or under specific contingencies.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Insolvency” shall mean with respect to any Multiemployer Plan, the condition that such plan is insolvent within the meaning of Section 4245 of ERISA.

“Interest Election Request” shall mean a request by the Borrower to convert or continue a Borrowing in accordance with Section 3.02.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” shall mean, as to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending either (x) on the day that is two weeks thereafter or (y) on the numerically corresponding day in the calendar month that is 1, 2, 3 or 6 (or, with the consent of all Lenders making such Loan, 12) months thereafter, in each case as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period referred to in clause (a) (y) above that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment Bank” shall have the meaning assigned to such term in Section 5.02(g).

“Investment Grade Standing” shall have the meaning assigned to such term in Annex I.

“IRS” shall mean the U.S. Internal Revenue Service.

“Lead Arranger” shall mean Credit Suisse Securities (USA) LLC.

“Lenders” shall mean (a) the financial institutions listed on Schedule 2.01 (other than any such financial institution that has ceased to be a party hereto, pursuant to an Assignment and Acceptance) and (b) any financial institution that has become a party hereto pursuant to an Assignment and Acceptance; provided, that unless the context requires otherwise, each reference herein to the Lenders shall be deemed to include any Conduit Lender.

“Lender Parent” shall mean, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lien” shall mean any mortgage, lien, pledge, encumbrance, charge or security interest.

“Loan Documents” shall mean this Agreement and each promissory note held by a Lender pursuant to Section 3.04(e).

“Loan Exposure” shall mean, with respect to any Lender as of any date of determination (i) prior to the funding of the Loans, that Lender’s Commitment and (ii) after the funding of the Loans, the outstanding principal amount of the Loan of that Lender.

“Loans” shall mean the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Margin Regulations” shall mean Regulations T, U and X of the Board as from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Material Adverse Effect” shall mean a material adverse effect on the business, operations, properties or financial condition of the Company and its consolidated Subsidiaries, taken as a whole.

“Maturity Date” shall mean the date occurring 364 days after the Funding Date.

“Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of April 24, 2014, by and among the Company, Owl Merger Sub, Inc. and Biomet.

“Merger Agreement Representations” shall mean such of the representations made by or on behalf of Biomet in the Merger Agreement that are material to the interests of the Lenders, but only to the extent that the Company (or any of its Affiliates) has the right to terminate its obligations under the Merger Agreement or the right to elect not to consummate the Acquisition as a result of a breach of such representations in the Merger Agreement.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor thereto.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” shall mean (a) with respect to any Asset Sale, the gross cash proceeds (including cash proceeds subsequently received (as and when received) in respect of noncash consideration initially received), net of (i) selling expenses (including reasonable broker’s fees or commissions, legal fees, transfer and similar taxes and the Company’s good faith estimate of income taxes paid or payable in connection with such sale), (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such asset sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds) and (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Debt for borrowed money which is secured by the asset sold in such Asset Sale and which is required to be repaid with such proceeds (other than any such Debt assumed by the purchaser of such asset); provided, however, that, if the Company intends to reinvest such proceeds in productive assets of a kind then used or usable in the business of the Company and its Subsidiaries within 180 days of receipt of such proceeds, such proceeds shall not constitute Net Cash Proceeds except to the extent not so used at the end of such 180-day period, at which time such proceeds shall be deemed to be Net Cash Proceeds; and (b) with respect to any Debt Offering or Equity Offering, the cash proceeds thereof, net of all taxes and customary fees, commissions, costs and other expenses incurred in connection therewith.

“Offering Document” shall have the meaning assigned to such term in Section 5.02(g).

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan Document).

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.14(b)).

“Outside Date” shall have the meaning set forth in Section 5.02.

“Participant” shall have the meaning set forth in Section 10.04(f).

“Participant Register” shall have the meaning set forth in Section 10.04(g).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Debt” shall mean (i) Debt of any Group Member to any other Group Member, (ii) Guarantees by the Company or any Subsidiary of any Debt of any Subsidiary, (iii) any Debt incurred pursuant to Sale and Leaseback Transactions permitted under Section 7.03, (iv) Debt of any Subsidiary as an account party in respect of trade letters of credit, to the extent that such letters of credit are not drawn upon, (v) Debt assumed in connection with any Investment permitted under Section 7.08, (vi) Debt secured by any Lien permitted pursuant to Section 7.02 (b) or (q), (vii) Debt consisting of guarantees of loans made to officers, directors or employees of any Subsidiary, (viii) unsecured trade accounts payable and other unsecured current Debt incurred in the ordinary course of business and not more than 120 days past due (but excluding any Debt for borrowed money), (ix) any Permitted Receivables Securitization, (x) Debt with respect to surety, appeal and performance bonds obtained by any Subsidiary in the ordinary course of business, (xi) Debt incurred under the Revolving Credit and Term Loan Agreement, (xii) Debt owed in respect of any netting services, overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearing-house transfers of funds and (xiii) any replacement, renewal, refinancing or extension of any Debt referenced above that does not exceed the aggregate principal amount (plus associated fees and expenses) of the Debt being replaced, renewed, refinanced or extended (except that accrued and unpaid interest not delinquent in accordance with its terms may be part of any refinancing pursuant to this clause) and that otherwise complies with this Agreement.

“Permitted Receivables Securitization” shall mean the incurrence of Debt in respect of any receivables securitization of the Company or any Subsidiary.

“Person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” shall mean any “employee pension benefit plan”, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), subject to the provisions of Title IV or Section 302 of ERISA or Section 412 of the Code that is maintained by the Company or any ERISA Affiliate for current or former employees, or any beneficiary thereof, of the Company or any ERISA Affiliate.

“Prepayment/Reduction Event” shall mean (i) any Debt Offering, (ii) any Equity Offering and (iii) any Asset Sale.

“Pricing Grid” shall mean the Applicable Margin Pricing Grid set forth in Annex I.

“Pro Rata Share” shall mean, with respect to each Lender, the percentage obtained by dividing (a) the Loan Exposure of that Lender by (b) the aggregate Loan Exposure of all Lenders, in each case as the applicable percentage may be adjusted by assignments permitted pursuant to Section 10.04. .

“Ratings” shall have the meaning assigned to such term in Annex I.

“Recipient” shall mean the Administrative Agent and any Lender, or any combination thereof (as the context requires).

“Reference Lenders” shall mean Credit Suisse AG and JPMorgan Chase Bank, N.A.

“Refinancing” shall have the meaning set forth in the preamble.

“Register” shall have the meaning set forth in Section 10.04(d).

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, partners, members, trustees, employees, agents, administrators, managers, representatives and advisors of such Person and of such Person’s Affiliates.

“Reorganization” shall mean with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Required Lenders” shall mean, at any time, Lenders having Loan Exposure representing at least a majority of the aggregate Loan Exposure at such time.

“Revolving Credit and Term Loan Agreement” shall mean the Credit Agreement dated as of the date of this Agreement, among the Company, the Subsidiaries party thereto, the lenders party from time to time thereto and the administrative agents named therein.

“Sale and Leaseback Transaction” shall mean any arrangement with any Person pursuant to which the Company or any Subsidiary leases any property that has been or is to be sold or transferred by the Company or the Subsidiary to such Person, other than (i) temporary leases for a term, including renewals at the option of the lessee, of not more than three years, (ii) leases between the Company and a Subsidiary or between Subsidiaries, (iii) leases of property executed by the time of, or within 12 months after the latest of, the acquisition, the completion of construction or improvement, or the commencement of commercial operation, of such property and (iv) arrangements pursuant to any provision of law with an effect similar to that under former Section 168(f)(8) of the Internal Revenue Code of 1954.

“S&P” shall mean Standard & Poor’s Ratings Services or any successor rating agency.

“SEC” shall mean the Securities and Exchange Commission.

“Solvent” shall mean, with respect to any Person, that as of the date of determination (i) the fair value of the assets of such Person at a fair valuation will exceed its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of such Person will be greater than the amount that will be required to pay the probable liabilities on its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) such Person will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) such Person will not have an unreasonably small capital with which to conduct the businesses in which it is engaged as such businesses are now conducted and proposed to be conducted following the determination date. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability

“Specified Representations” shall mean the representations and warranties set forth in clause (a) and the second sentence of Section 4.01, clauses (a) and (b)(i)(B) of Section 4.02 (in each case solely as they relate to the Company’s entering into and performing its obligations under this Agreement), and Sections 4.03, 4.07, 4.12, 4.13, 4.14, 4.15 and 4.16.

“subsidiary” shall mean, with respect to any Person (the “parent”) at any date, (a) for purposes of Sections 7.03 and 7.06 only, any Person the majority of the outstanding Voting Stock (or equivalent voting securities of any Person which is not a corporation) of which is owned, directly or indirectly, by the parent or one or more subsidiaries of the parent of such Person and (b) for all other purposes under this Agreement, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held.

“Subsidiary” shall mean a subsidiary of the Company.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority and all interest, additions to tax, penalties or liabilities with respect thereto.

“Transactions” shall mean the execution and delivery by the Borrower of this Agreement, the performance by the Borrower of its obligations hereunder, the borrowings made or to be made hereunder and the use of the proceeds thereof.

“Type” when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, “Rate” shall include the Eurocurrency Rate and the Alternate Base Rate.

“Undisclosed Administration” shall mean, in relation to a Lender or a Lender Parent, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“Value” shall mean, with respect to a Sale and Leaseback Transaction, an amount equal to the present value of the lease payments with respect to the term of the lease (reduced by the amount of rental obligations of any sublessee of all or part of the same property) remaining on the date as of which the amount is being determined, without regard to any renewal or extension options contained in the lease, discounted at an interest rate determined by the Company at the time of the consummation of such Sale and Leaseback Transaction as long as such interest rate is customary for leases of such type.

“Voting Stock” shall mean, as applied to the stock of any corporation, stock of any class or classes (however designated) having by the terms thereof ordinary voting power to elect a majority of the members of the board of directors (or other governing body) of such corporation other than stock having such power only by reason of the happening of a contingency.

“Wholly Owned Subsidiary” of any Person, shall mean a subsidiary of such Person of which securities (except for directors’ qualifying shares) or other ownership interests representing 100% of the equity are, at the time any determination is being made, owned by such Person or one or more wholly owned subsidiaries of such Person or by such Person and one or more wholly owned subsidiaries of such Person.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Type (e.g., a “Eurocurrency Loan” or a “Eurocurrency Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), unless otherwise expressly stated to the contrary, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms, GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that if the Company notifies the Administrative Agent that the Company wishes to amend any covenant in Article VII or any related definition or other financial term used herein to eliminate the effect of any change in GAAP occurring after the Effective Date on the operation of such covenant (or if the Administrative Agent notifies the Company that the Required Lenders wish to amend Article VII or any related definition or other financial term used herein for such purpose), then the Company’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Company and the Required Lenders. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under FASB ASC Topic 825 “Financial Instruments” (or any other financial accounting standard having a similar result or effect) to value any Debt of the Company or any Subsidiary at “fair value”, as defined therein.

ARTICLE II

Amount and Terms of the Commitments

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make a term loan (each, a “Loan”) to the Borrower on the Funding Date in a principal amount in Dollars not exceeding its Commitment. The Company may make only one borrowing under the Commitments. Amounts borrowed under this Section 2.01 and subsequently repaid or prepaid may not be reborrowed.

SECTION 2.02. Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments.

(b) The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make such Loans as required.

(c) Subject to Section 3.09, (i) each Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Company may request in accordance herewith. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(d) At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments.

(e) Notwithstanding any other provision of this Agreement, the Company shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03. Requests for Borrowings. To request a Borrowing, the Company shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurocurrency Borrowing, not later than 1:30 p.m., New York City time, three Business Days before the date of the proposed Borrowing, or (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in the form of Exhibit A. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(iv) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the account of the Borrower to which funds are to be disbursed, which shall comply with the requirements of Section 3.01.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

ARTICLE III

General Provisions Applicable to Loans

SECTION 3.01. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in Dollars to the account of the Administrative Agent or an Affiliate thereof, most recently designated by it for such purpose by notice to the Lenders, by 2:00 p.m., New York City time. The Administrative Agent will make Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent (or such other account as may be designated by the Borrower) in New York City. If a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, the Administrative Agent shall promptly return the amounts so received to the respective Lenders.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing (or in the case of an ABR Borrowing, the proposed time that such Lender’s share of such ABR Borrowing must be made available to the Administrative Agent pursuant to Section 3.01(a)) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 3.01 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, or (ii) in the case of the Borrower, the interest rate on the applicable Borrowing; provided that no repayment by the Borrower pursuant to this sentence shall be deemed to be a prepayment for purposes of Section 3.11. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 3.02. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.03:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or Eurocurrency Borrowing; and

(iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.

SECTION 3.03. Termination and Reduction of Commitments. (a) Unless previously terminated, the Commitments shall terminate upon the making of the Loans on the Funding Date. Notwithstanding the foregoing, all Commitments shall terminate immediately and without further action upon the earliest to occur of (i) 5:00 P.M. (New York City time) on the Outside Date and (ii) the date on which the Merger Agreement terminates in accordance with its terms.

(b) The Company may at any time terminate, or from time to time reduce, the Commitments; provided that each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $10,000,000.

(c) The Company shall notify the Administrative Agent, of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent or an affiliate thereof shall advise the Lenders of the contents thereof. Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination of any Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other financing arrangements, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of any Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

(d) On the date of any receipt by the Company or any of its Domestic Subsidiaries after the Effective Date but on or prior to the Funding Date of Net Cash Proceeds in respect of any Prepayment/Reduction Event, the Commitments shall be automatically reduced by the amount of such Net Cash Proceeds.

SECTION 3.04. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of the Loan of such Lender on the Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from the Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain a Register pursuant to Section 10.04(d) and an account for each Lender in which it shall record (i) the amount of each Loan made hereunder and any promissory note evidencing such Loan and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the Register and the accounts of each Lender maintained pursuant to paragraphs (b) and (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that the Loan made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable such payee and its assigns.

SECTION 3.05. [Reserved.]

SECTION 3.06. Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

(b) The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of prepayment, and (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that, a notice of prepayment may state that such notice is conditioned upon the effectiveness of other financing arrangements, in which case such notice of prepayment may be revoked (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest.

(c) On each occasion on or after the Funding Date that the Company or any Domestic Subsidiary receives any Net Cash Proceeds in respect of any Prepayment/Reduction Event, the Company shall promptly (and in any event within five Business Days) apply 100% of the Net Cash Proceeds received with respect thereto to prepay outstanding Loans.

SECTION 3.07. Fees. (a) The Company agrees to pay to the Administrative Agent, for the account of and for distribution to each Lender duration fees consisting of: (i) on the 90th day after the Funding Date, a fee equal to 0.50% of the aggregate principal amount of the Loans of such Lender outstanding on such date, due and payable on the Business Day following such 90th day, (ii) on the 180th day after the Funding Date, a fee equal to 0.75% of the aggregate principal amount of the Loans of such Lender outstanding on such date, due and payable on the Business Day following such 180th day, and (iii) on the 270th day after the Funding Date, a fee equal to 1.00% of the aggregate principal amount of the Loans of such Lender outstanding on such date, due and payable on the Business Day following such 270th day; provided, however, that if at the time of the required payment of any fee provided for in this Section 3.07(a), the Company does not have Investment Grade Standing, then the amount of such fee shall increase by 25 Basis Points.

(b) The Company agrees to pay to the Administrative Agent, for its own account, the administrative and other fees separately agreed upon between the Company and the Administrative Agent (collectively, the “Administrative Fees”).

(c) The Company agrees to pay to the Administrative Agent, for the account of and for distribution to each Lender a funding fee equal to 0.60% of the aggregate principal amount of the Loans of such Lender funded on the Funding Date, due and payable on the Funding Date; provided, however, that if at the time of the required payment of the fee provided for in this Section 3.07(c), the Company does not have Investment Grade Standing, then the amount of such fee shall increase by 15 Basis Points.

(d) The Company agrees to pay to the Administrative Agent, for distribution to each Lender ticking fees for the period from and including July 23, 2014 to but excluding the Funding Date or earlier termination in full of the Commitments equal to the daily aggregate amount of the Commitments during such period multiplied by 0.175%, such ticking fees to be calculated on the basis of a 360-day year and the actual number of days elapsed and to be payable quarterly in arrears on the last day of March, June, September and December of each year, commencing on September 30, 2014, and upon the termination of the Commitments (including on the Funding Date). Notwithstanding the foregoing, for any period during which the ticking fee provided for in this Section 3.07(d) accrues that the Company does not have Investment Grade Standing, such ticking fee shall be 0.25% per annum.

(e) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of duration fees, funding fees and ticking fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 3.08. Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin; provided that the Applicable Margin will increase by 25 Basis Points on the 90th day after the Funding Date and by an additional 25 Basis Points every 90 days thereafter.

(b) The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted Eurocurrency Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin; provided that the Applicable Margin will increase by 25 Basis Points on the 90th day after the Funding Date, on the 180th day after the Funding Date and on the 270th day after the Funding Date.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.0% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2.0% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at time when the Alternate Base Rate is based on clause (a) of the first sentence of the definition of Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Eurocurrency Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 3.09. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(a) the Administrative Agent shall have determined (which determination shall be made in good faith and shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Eurocurrency Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Company and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurocurrency Borrowing, such Borrowing shall be made as an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowing, then the other Type of Borrowings shall be permitted.

SECTION 3.10. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except for any such reserve requirement which is reflected in the Adjusted Eurocurrency Rate);

(ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of the term “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or other Recipient of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) by an amount deemed by such Lender or other Recipient to be material or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender or other Recipient to be material, then the applicable Borrower will pay to such Lender or other Recipient such additional amount or amounts as will compensate such Lender or other Recipient for such additional costs actually incurred or reduction actually suffered.

(b) If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity) by an amount deemed by such Lender to be material, then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company as specified in paragraph (a) or (b) of this Section and setting forth in reasonable detail the manner in which such amount or amounts shall have been determined, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 90 days prior to the date that such Lender or notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 3.11. Break Funding Payments. In the event of (a) the payment or prepayment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 3.06(b) and is revoked in accordance therewith) or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 3.14, then, in any such event, the applicable Borrower shall compensate each Lender for the out-of-pocket loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the present value of the excess, if any, of (i) its cost of obtaining the funds for the Loan being paid, prepaid, refinanced or not borrowed (assumed to be the Eurocurrency Rate applicable thereto) for the period from the date of such payment, prepayment, refinancing or failure to borrow or refinance to the last day of the Interest Period for such Loan (or, in the case of a failure to borrow or refinance the Interest Period for such Loan which would have commenced on the date of such failure) over (ii) the amount of interest (as reasonably determined by such Lender) that would be realized by such Lender in reemploying the funds so paid, prepaid or not borrowed or refinanced for such period or Interest Period, as the case may be. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section and setting forth in reasonable detail the manner in which such amount or amounts shall have been determined shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof. The obligations of the Borrower under this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

SECTION 3.12. Taxes. (a) Any and all payments to the Lenders or the Administrative Agent hereunder by or on behalf of the Borrower shall be made free and clear of and without deduction for any and all current or future Taxes, except as required by applicable law. If under any applicable law the Borrower shall be required to deduct any Indemnified Tax from or in respect of any sum payable hereunder to any Recipient, (i) the sum payable shall be increased by the amount (an “Additional Amount”) necessary so that after making all required deductions (including deductions applicable to Additional Amounts payable under this Section 3.12) such Recipient shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay to the relevant Governmental Authority in accordance with applicable law any Other Taxes.

(c) The Borrower shall indemnify each Lender (or Participant) and the Administrative Agent for the full amount of Indemnified Taxes paid by such Lender (or Participant) or the Administrative Agent, as the case may be, and any liability (including penalties, interest and expenses (including reasonable attorney’s fees and expenses)) arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability prepared by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, and setting forth in reasonable detail the manner in which such amount shall have been determined, absent manifest error, shall be final, conclusive and binding for all purposes. Such indemnification shall be made within 30 days after the date such Lender or the Administrative Agent, as the case may be, makes written demand therefor, which written demand shall be made within 60 days of the date such Lender or the Administrative Agent receives written demand for payment of such Indemnified Taxes from the relevant Governmental Authority.

(d) Each Lender shall severally indemnify the Administrative Agent, within 30 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that no Borrower has already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.04(g) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent, absent manifest error, shall be final, conclusive and binding for all purposes. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e) If a Lender (or Participant) or the Administrative Agent receives a refund, which in its reasonable judgment is in respect of any Indemnified Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid Additional Amounts pursuant to this Section 3.12, it shall within 30 days from the date of such receipt pay over such refund to the Borrower (but only to the extent of indemnity payments made, or Additional Amounts paid, by the Borrower under this Section 3.12 with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses of such Lender (or Participant) or the Administrative Agent and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that the Borrower, upon the request of such Lender (or Participant) or the Administrative Agent, agrees to repay the amount paid over to the Borrower (plus penalties, interest or other charges) to such Lender (or Participant) or the Administrative Agent in the event such Lender (or Participant) or the Administrative Agent is required to repay such refund to such Governmental Authority.

(f) As soon as practicable after the date of any payment of Indemnified Taxes by the Borrower to the relevant Governmental Authority, the Borrower shall deliver to the Administrative Agent at its address referred to in Section 10.01, the original or a certified copy of a receipt issued by such Governmental Authority evidencing payment thereof.

(g) Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this Section 3.12 shall survive the payment in full of the principal of and interest on all Loans made hereunder.

(h) Each Lender (or Participant) that is not a United States person as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Company and the Administrative Agent two copies of either (i) an IRS Form W-8BEN, W-8BEN-E or W-8ECI or any subsequent or substitute versions thereof or successors thereto or (ii) in the case of a Non-U.S. Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” a IRS Form W-8BEN or W-8BEN-E, or any subsequent or substitute versions thereof or successors thereto (and, if such Non-U.S. Lender delivers a IRS Form W-8BEN or W-8BEN-E pursuant to this clause (ii), a certificate representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c)(3)(A) of the Code, is not a 10 percent shareholder (within the meaning of Section 881(c)(3)(B) of the Code) of the Company and is not a controlled foreign corporation related to the Company (within the meaning of Section 881(c)(3)(C) of the Code)), in each case properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or reduced rate of, U.S. Federal withholding tax on payments by the Company under this Agreement. Each Lender (or Participant) that is a U.S. person as defined in Section 7701(a)(30) of the Code shall deliver to the Company and the Administrative Agent two copies of IRS Form W-9, or any subsequent or substitute versions thereof or successors thereto, certifying that such Lender (or Participant) is entitled to a complete exemption from U.S. Federal backup withholding tax on payments made pursuant to this Agreement. Such forms shall be delivered by each Lender on or before the date it becomes a party to this Agreement (or, in the case of a Participant, on or before the date such Participant becomes a Participant hereunder) and on or before the date, if any, such Lender changes its applicable lending office by designating a different lending office (a “New Lending Office”), unless each of the applicable lending office prior to such designation and the New Lending Office are located within the United States. In addition, each Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Lender. Notwithstanding any other provision of this Section 3.12(h), a Lender shall not be required to deliver any form pursuant to this Section 3.12(h) that such Lender is not legally able to deliver.

(i) A Lender (or Participant) that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower (other than the Company) is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement, shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender (or Participant) is legally entitled to complete, execute and deliver such documentation and in such Lender’s reasonable judgment such completion, execution or submission would not materially prejudice the legal position of such Lender (or Participant).

(j) If a payment made to a Lender (or Participant) under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender (or Participant) were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the applicable Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph (j), “FATCA” shall include any amendments made to FATCA after the Effective Date.

(k) The Borrower shall not be required to indemnify any Lender, or to pay any Additional Amounts to any Lender, in respect of any withholding Tax pursuant to paragraph (a) or (c) above to the extent that (i) the obligation to withhold amounts with respect to such withholding tax was in effect and would apply to amounts payable to such Lender on the date such Lender became a party to this Agreement (or, in the case of a Participant, on the date such Participant became a Participant hereunder) or, with respect to payments to a New Lending Office, the date such Lender designated such New Lending Office with respect to a Loan; provided, however, that this clause (i) shall not apply to any Lender (or Participant) if the assignment, participation, transfer or designation of a New Lending Office was made at the request of the Borrower; and provided further, however, that this clause (i) shall not apply (x) to the extent the indemnity payment or Additional Amounts any Lender (or Participant) would be entitled to receive (without regard to this clause (i)) do not exceed the indemnity payment or Additional Amounts that the Lender (or Participant) making the assignment, participation, transfer or designation of such New Lending Office would have been entitled to receive in the absence of such assignment, participation, transfer or designation or (y) to the extent the obligation to withhold such amounts is an obligation of, or an obligation in respect of payments made by, any Affiliate of the Company, or (ii) the obligation to pay such Additional Amounts would not have arisen but for a failure by such Lender (or Participant) to comply with the provisions of paragraph (h), (i) or (j) of this Section 3.12.

(l) Any Lender (or Participant) claiming any indemnity payment or Additional Amounts payable pursuant to this Section 3.12 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested in writing by the Borrower or to change the jurisdiction of its applicable lending office if the making of such a filing or change would avoid the need for or reduce the amount of any such indemnity payment or Additional Amounts that may thereafter accrue and would not, in the sole determination of such Lender (or Participant), be otherwise disadvantageous to such Lender (or Participant).

(m) Nothing contained in this Section 3.12 shall require any Lender (or Participant) or the Administrative Agent to make available any of its Tax returns (or any other information that it deems to be confidential or proprietary).

SECTION 3.13. Payments Generally; Pro Rata Treatment; Sharing of Setoffs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees, or of amounts payable under Section 3.10, 3.11 or 3.12, or otherwise) prior to 3:00 p.m., New York City time at the place of payment, on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices referred to in Section 10.01, or such other location as the Administrative Agent shall designate from time to time, except that payments pursuant to Sections 3.10, 3.11 or 3.12 and 10.05 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans than the proportion received by any other Lender participating in such Loan, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of such other Lenders to the extent necessary so that the benefit of all such payments shall be shared by such Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Company or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Applicable Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lenders with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 3.01(b), 3.12(d) or 3.12(e), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 3.14. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 3.10, or if the Borrower is required to pay any Additional Amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.12, then such Lender shall use reasonable efforts to file any certificate or document requested by the applicable Borrower (consistent with legal and regulatory restrictions), to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such filing, designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.10 or 3.12, as the case may be, in the future and (ii) would not otherwise be disadvantageous to such Lender.

(b) If (i) any Lender requests compensation under Section 3.10, (ii) the Borrower is required to pay any Additional Amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.12, (iii) any Lender becomes a Defaulting Lender or (iv) any Lender refuses to consent to any amendment, waiver or other modification of this Agreement requested by the Company that requires the consent of a greater percentage of the Lenders than the Required Lenders and such amendment, waiver or other modification is consented to by the Required Lenders, then, in each case, the Company may, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment and, in the case of clause (iv) above, provides its consent to such requested amendment, waiver, or other modification of this Agreement); provided that (1) the Company shall have received the prior written consent of the Administrative Agent which consent shall not unreasonably be withheld or delayed, (2) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including any amounts under Section 3.11), from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (3) in the case of any such assignment resulting from a claim for compensation under Section 3.10 or payments required to be made pursuant to Section 3.12, such assignment will result in a reduction in such compensation or payments.

SECTION 3.15. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) ticking fees shall cease to accrue on the Commitment of such Defaulting Lender pursuant to Section 3.07(d); and

(b) the Loan Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders or any other requisite Lenders have taken or may take any action hereunder or under any other Loan Document (including any consent to any amendment, waiver or other modification pursuant to Section 10.07); provided that any amendment, waiver or other modification requiring the consent of all Lenders or all Lenders affected thereby shall, except as otherwise provided in Section 10.07, require the consent of such Defaulting Lender in accordance with the terms hereof.

ARTICLE IV

Representations and Warranties

The Company represents and warrants to each of the Lenders and each of the Administrative Agent that, as of the Effective Date and the Funding Date (and with the understanding that the accuracy of only the Specified Representations in this Article IV shall be conditions to the making of the Loans on the Funding Date):

SECTION 4.01. Organization; Powers. The Borrower (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite corporate power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted and (c) is qualified to do business in every jurisdiction where such qualification is required, except where the failure so to qualify would not result in a Material Adverse Effect. The Borrower has the corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to borrow hereunder.

SECTION 4.02. Authorization. The Transactions (a) are within the Borrower’s corporate powers and have been duly authorized by all requisite corporate action and (b) do not (i) violate (A) any provision of any law, statute, rule or regulation (including, without limitation, the Margin Regulations), (B) any provision of the certificate of incorporation or other constitutive documents or by-laws of the Company, (C) any order of any Governmental Authority or (D) any provision of any indenture, agreement or other instrument to which the Company or any Subsidiary is a party or by which it or any of its property is or may be bound, (ii) conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both)

a default under any such indenture, agreement or other instrument or (iii) result in the creation or imposition of any lien upon any property or assets of the Company or any Subsidiary other than, in the case of clauses (i)(A), (i)(C), (i)(D), (ii) and (iii), any such violations, conflicts, breaches, defaults or liens that, individually or in the aggregate, would not have a Material Adverse Effect.

SECTION 4.03. Enforceability. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document constitutes or, when executed and delivered, will constitute, a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms (subject, as to enforceability, to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity)).

SECTION 4.04. Governmental Approvals. No action, consent or approval of, registration or filing with or other action by any Governmental Authority is required in connection with the Transactions except such as have, or on or prior to the Funding Date will have, been obtained or made and are in full force and effect or except for the failure of which to obtain could not reasonably be expected to have a Material Adverse Effect.

SECTION 4.05. Financial Statements; No Material Adverse Effect. (a) The Company has heretofore furnished to the Administrative Agent and the Lenders its consolidated balance sheet and statements of income, stockholders’ equity and cash flows as of and for the fiscal year ended December 31, 2013, reported on by PricewaterhouseCoopers LLP, independent public accountants. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP.

(b) The Company has heretofore delivered to the Administrative Agent and the Lenders its unaudited pro forma consolidated balance sheet and statements of income, stockholders’ equity and cash flows as of and for the 12-month period ended March 31, 2014, prepared giving effect to the Transactions and the Acquisition as if they had occurred, with respect to such balance sheet, on such date and, with respect to such other financial statements, on the first day of the 12-month period ending on such date. Such pro forma financial statements have been prepared in good faith by the Company, based on assumptions believed by the Company on the date thereof to be reasonable, accurately reflect, in all material respects, all adjustments required to be made to give effect to the Transactions and the Acquisition and present fairly, in all material respects, on a pro forma basis the estimated consolidated financial position of the Company and its consolidated Subsidiaries as of such date and for such period, assuming that the Transactions and the Acquisition had actually occurred at such date or at the beginning of such period, as the case may be.

(c) Since December 31, 2013, there has been no material adverse effect on the business, operations, properties or financial condition of the Company and its Subsidiaries, taken as a whole.

SECTION 4.06. Litigation, Compliance with Laws. (a) There are no actions, proceedings or investigations filed or (to the knowledge of the Company) threatened against the Company or any Subsidiary in any court or before any Governmental Authority or arbitration board or tribunal which question the validity or legality of this Agreement, the Transactions or any action taken or to be taken pursuant to this Agreement and no order or judgment has been issued or entered restraining or enjoining the Company from the execution, delivery or performance of this Agreement nor is there any other action, proceeding or investigation filed or (to the knowledge of the Company) threatened against the Company or any Subsidiary in any court or before any Governmental Authority or arbitration board or tribunal as to which there is a reasonable likelihood of an adverse determination and that, if adversely determined, would be reasonably likely to result in a Material Adverse Effect.

(b) Neither the Company nor any Subsidiary is in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would be reasonably likely to result in a Material Adverse Effect.

SECTION 4.07. Federal Reserve Regulations. No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose which entails a violation of, or which is inconsistent with, the provisions of the Margin Regulations.

SECTION 4.08. Taxes. The Company and the Subsidiaries have filed or caused to be filed all Federal and material state, local and foreign Tax returns which are required to be filed by them, and have paid or caused to be paid all material Taxes required to have been paid by them, other than (i) any Taxes or assessments the validity of which is being contested in good faith by appropriate proceedings, and with respect to which appropriate accounting reserves have, to the extent required by GAAP, been set aside or (ii) where such failure to file or pay could not reasonably be expected to result in a Material Adverse Effect.

SECTION 4.09. Employee Benefit Plans. The present aggregate value of accumulated benefit obligations of each Plan and each foreign employee pension benefit plan required to be funded (based on those assumptions used for disclosure of such obligations in corporate financial statements in accordance with GAAP) did not, as of the most recent statements available, exceed the aggregate value of the assets for each plan by an amount in the aggregate for all such plans that would reasonably be expected to have a Material Adverse Effect. Except as would not individually or in the aggregate be reasonably expected to have a Material Adverse Effect, (a) no ERISA Termination Event has occurred and (b) each Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations.

SECTION 4.10. Environmental and Safety Matters. Other than exceptions to any of the following that would not in the aggregate have a Material Adverse Effect: (a) the Company and the Subsidiaries comply and have complied with all applicable Environmental and Safety Laws; (b) there are and have been no Hazardous Substances at any property owned, leased or operated by the Company now or in the past, or at any other location, that could reasonably be expected to result in liability of the Company or any Subsidiary under any Environmental and Safety Law or result in costs to any of them arising out of any Environmental and Safety Law; (c) there are no past, present, or, to the knowledge of the Company and the

Subsidiaries, anticipated future events, conditions, circumstances, practices, plans, or legal requirements that could reasonably be expected to prevent the Company or any of the Subsidiaries from, or increase the costs to the Company or any of the Subsidiaries of, complying with applicable Environmental and Safety Laws or obtaining or renewing all material permits, approvals, authorizations, licenses or permissions required of any of them pursuant to any such law; and (d) neither the Company nor any of the Subsidiaries has retained or assumed, by contract or operation of law, any liability, fixed or contingent, under any Environmental and Safety Law.

SECTION 4.11. Properties. (a) Each of the Company and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property that are material to the business of the Company and its Subsidiaries taken as a whole, except where the failure to have such title or interests, as applicable, could not reasonably be expected to result in a Material Adverse Effect.

(b) Each of the Company and its Subsidiaries owns, is licensed to use, or otherwise has the right to use, all trademarks, tradenames, copyrights, patents and other intellectual property that are material to the business of the Company and its Subsidiaries taken as a whole, and the use thereof by the Company and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 4.12. Investment Company Status. Neither the Company nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 4.13. Solvency. The Company and its Subsidiaries, on a consolidated basis, are and, upon the incurrence of the Loans and the consummation of the Transactions and the Acquisition to occur on the Funding Date, will be Solvent.

SECTION 4.14. Foreign Corrupt Practices Act. Other than as could not reasonably be expected to have a Material Adverse Effect, none of the Company or any of its Subsidiaries nor, to the knowledge of the Company, any of their respective senior officers or directors or any other Person acting on behalf of the Company or any of its Subsidiaries has (i) made or offered to make or received any direct or indirect payments in violation of any applicable law (including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010), including any contribution, payment, commission, rebate, promotional allowance or gift of funds or property or any other economic benefit or thing of value to or from any employee, official or agent of any Governmental Authority where either the contribution, payment, commission, rebate, promotional allowance, gift or other economic benefit or thing of value, or the purpose thereof, was illegal under any applicable law (including the United States Foreign Corrupt Practices Act), or (ii) provided or received any product or services in violation of any applicable law (including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010).

SECTION 4.15. OFAC. Other than as could not reasonably be expected to have a Material Adverse Effect, none of the Company or any of its Subsidiaries nor, to the knowledge of the Company, any of their respective senior officers, directors or other employees is the subject of any sanctions administered by the Office of Foreign Assets Control of the United States Department of the Treasury. No part of the proceeds of the Loans will be used directly or, to the knowledge of the Company, indirectly in any manner that would result in a violation of any such sanctions.

SECTION 4.16. USA PATRIOT Act. The Company and each of its Subsidiaries is in compliance in all material respects with the USA PATRIOT Act.

ARTICLE V

Conditions

SECTION 5.01. Effective Date. The Credit Agreement shall become effective upon the satisfaction of the following conditions:

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received, with a counterpart or copy for each Lender, such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower, the authorization of the Transactions and other legal matters relating to the Borrower, the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent.

(c) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder or under any Loan Document.

(d) The Administrative Agent (or its counsel) shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) from White & Case LLP, U.S. counsel for the Company, substantially in the form of Exhibit C and covering such other matters relating to the Company or the Loan Documents as the Administrative Agent or the Lenders shall reasonably request. The Company hereby requests such counsel to deliver such opinion.

(e) The Lenders shall have received, to the extent requested, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

SECTION 5.02. Conditions to Funding Date. The obligation of each Lender to make Loans on the Funding Date (which date shall in no event be later than April 24, 2015, as such date may be extended in accordance with Section 9.1(a)(ii) of the Merger Agreement as in effect on the date hereof (the “Outside Date”)) is subject to the satisfaction of the following conditions:

(a) The Acquisition and the Transactions shall be consummated prior to or simultaneously with the Funding Date in accordance with the terms of the Merger Agreement without any amendment, waiver or other modification thereof that is material and adverse to the Lenders or the Lead Arranger without the Lead Arranger’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned); provided that (i) increases in purchase price if funded with common or other equity reasonably satisfactory to the Lead Arranger shall not be deemed to be materially adverse to the interests of the Lenders or the Lead Arranger and shall not require the consent of the Lead Arranger, (ii) decreases in purchase price pursuant to any purchase price or similar adjustment provisions set forth in the Merger Agreement or any decrease of the purchase price applied to the Loans or the term loans issued under the Revolving Credit and Term Loan Agreement (as determined by the Company) or pro rata between the Loans and the term loans issued under the Revolving Credit and Term Agreement, on the one hand (allocated between the two as determined by the Company) and the equity consideration, on the other hand, shall be deemed to be not materially adverse to the interests of the Lenders or the Lead Arranger and (iii) any amendment, waiver or other modification to Section 5.4 of the Merger Agreement or the definition of “Company Material Adverse Effect” in the Merger Agreement shall be deemed to be materially adverse to the interests of the Lenders and the Lead Arranger.

(b) The Administrative Agent shall have received (a)(i) GAAP audited consolidated balance sheets and related statements of comprehensive income, and cash flows of the Company and (ii) GAAP audited consolidated balance sheets and related statements of operations and comprehensive income, and cash flows of Biomet, in each case for the last three fiscal years of the Company or Biomet (as the case may be) to have been completed at least 90 days prior to the Funding Date, and (b)(i) GAAP unaudited consolidated balance sheets and related statements of comprehensive income, and cash flows of the Company and (ii) GAAP unaudited consolidated balance sheets and related statements of operations and comprehensive income, and cash flows of Biomet, in each case for each subsequent fiscal quarter of the Company or Biomet (as the case may be) ended at least 45 days before the Funding Date. The Administrative Agent hereby acknowledges receipt of all such information for all relevant periods ended on or prior to March 31, 2014.

(c) The Administrative Agent shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of comprehensive income of the Company as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period for which financial statements have been delivered pursuant to paragraph (b) above, prepared after giving effect to the Transactions and the Acquisition as if the Transactions and the Acquisition had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements).

(d) The Administrative Agent shall have received a certificate of the Company in the form of Exhibit E hereto executed by its chief financial officer certifying that the Company and its subsidiaries, on a consolidated basis after giving effect to the Transactions and the Acquisition, are Solvent.

(e) The Merger Agreement Representations shall be true and correct, and the Specified Representations shall be true and correct in all material respects, in each case, on and as of the date of the Funding Date, except to the extent such representations and warranties expressly relate to an earlier or later date, in which case such representations and warranties shall have been true, correct and complete (in the case of the Specified Representations, in all material respects) on and as of such earlier date, and the Administrative Agent shall have received a certificate signed by the President, a Vice President or a Financial Officer of the Company confirming the foregoing.

(f) The Administrative Agent shall have received a Borrowing Request in accordance with Section 2.03.

(g) One or more investment banks reasonably satisfactory to the Lead Arranger (collectively, the “Investment Bank”) shall have been engaged to publicly sell or privately place the Notes, and the Lead Arranger and the Investment Bank each shall have received a complete printed preliminary prospectus or preliminary offering memorandum or preliminary private placement memorandum (collectively, an “Offering Document”) suitable for use in a customary “road show” relating to the Notes, which contains all financial statements and other data to be included therein (including all audited financial statements, all unaudited financial statements (which shall have been reviewed by the independent accountants for the Company and Biomet, as applicable, as provided in the procedures specified by the Public Company Accounting Oversight Board in AU 722) and all appropriate pro forma financial statements, in each case, required by, prepared in accordance with, or reconciled to, GAAP and prepared in accordance with Regulation S-X under the Securities Act of 1933, as amended), and such other data (including selected financial data) that the SEC would require in a registered offering of the Notes or that would be necessary for the Investment Bank to receive customary “comfort” (including “negative assurance” comfort) from independent accountants in connection with the offering of the Notes and the Investment Bank shall have received a customary comfort letter (which shall provide “negative assurance” comfort), which may be in draft form if any such Notes are then proposed to be issued but have not yet been issued, from the independent accountants for the Company and Biomet (and any predecessor accountant or acquired company accountant to the extent financial statements of the Company and Biomet or any acquired company audited or reviewed by such accountants are or would be included in any Offering Document).

(h) The Effective Date shall have occurred.

(i) The Company shall have paid all fees, expenses and other amounts payable by it under the commitment letter related to the Commitments and the related fee letters on or prior to the Funding Date to the extent such amounts are invoiced at least one Business Day prior to the Funding Date.

SECTION 5.03. Actions prior to the Funding Date. Prior to the date on which the Commitments terminate in accordance with Section 3.03 and notwithstanding anything set forth in this Agreement or otherwise to the contrary (including whether any condition to the occurrence of the Effective Date may subsequently be determined not to have been satisfied or that any representation given as a condition thereof or otherwise was incorrect or any failure by the Borrower to comply with the covenants in Articles VI and VII prior to the funding of the Loans on the Funding Date), except as set forth in Section 3.03, neither the Administrative Agent nor any Lender or any other person shall be entitled to:

(a) cancel any of its Commitments (except as set forth in Section 3.03) to the extent to do so would prevent, limit or delay the making of a Loan;

(b) rescind, terminate or cancel this Agreement or any of its Commitments hereunder or exercise any right or remedy or make or enforce any claim under the Loan Documents or otherwise it may have to the extent to do so would prevent, limit or delay the making of its Loan;

(c) refuse to participate in making its Loan; or

(d) exercise any right of set off or counterclaim in respect of its Loan to the extent to do so would prevent, limit or delay the making of its Loan.

Notwithstanding anything set forth in this Agreement to the contrary, without limiting the provisions of Section 5.02, any failure by the Borrower to comply with Article VI or VII prior to the funding of the Loans on the Funding Date shall not constitute a breach of this Agreement, and the Administrative Agent and the Lenders shall have no rights or remedies with respect thereto; provided, that after the funding of the Loans on the Funding Date, the Lenders shall have all rights and remedies pursuant to Article VIII with respect to any such non-compliance notwithstanding that they were not available prior to such date as a result of this Section 5.03.

ARTICLE VI

Affirmative Covenants

The Company covenants and agrees with each Lender and the Administrative Agent that so long as this Agreement shall remain in effect or the principal of or interest on any Loan, any fees or any other amounts payable hereunder shall be unpaid, unless the Required Lenders shall otherwise consent in writing, it will, and will cause each of the Subsidiaries to, on and after the Effective Date:

SECTION 6.01. Existence. Do or cause to be done all things necessary to preserve and keep in full force and effect its corporate, partnership and/or limited liability company existence and its rights and franchises that are material to the business of the Company and its Subsidiaries as a whole, except as expressly permitted under Section 7.01 or 7.06 and except, in the case of any Subsidiary, where the failure to do so would not result in a Material Adverse Effect.

SECTION 6.02. Business and Properties. Comply in all respects with all applicable laws, rules, regulations and orders of any Governmental Authority (including Environmental and Safety Laws and ERISA), whether now in effect or hereafter enacted except instances that could not, in the aggregate, reasonably be expected to result in a Material Adverse Effect; and at all times maintain and preserve all property material to the conduct of the business of the Company and its Subsidiaries as a whole and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times, except where the failure to do so would not result in a Material Adverse Effect.

SECTION 6.03. Financial Statements, Reports, Etc. Furnish to the Administrative Agent for distribution to each Lender (except in the case of the materials required by paragraphs (d) below, which shall only be furnished to the Administrative Agent):

(a) within 105 days after the end of each fiscal year, its annual report on Form 10-K as filed with the SEC, including its consolidated balance sheet and the related consolidated earnings statement showing its consolidated financial condition as of the close of such fiscal year and the consolidated results of its operations during such year, all audited by PricewaterhouseCoopers LLP or other independent certified public accountants of recognized national standing selected by the Company and accompanied by an opinion of such accountants to the effect that such consolidated financial statements fairly present the Company’s financial condition and results of operations on a consolidated basis in accordance with GAAP;

(b) within 60 days after the end of each of the first three fiscal quarters of each fiscal year, its quarterly report on Form 10-Q as filed with the SEC, including its unaudited consolidated balance sheet and related consolidated earnings statement, showing its consolidated financial condition as of the close of such fiscal quarter and the consolidated results of its operations during such fiscal quarter and the then elapsed portion of the fiscal year (and each delivery of such statements shall be deemed a representation that such statements fairly present the Company’s financial condition and results of operations on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes);

(c) concurrently with any delivery of financial statements under paragraph (a) or (b) above, a certificate of a Financial Officer (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) demonstrating in reasonable detail calculation of the covenant set forth in Section 7.04 as of the last day of the period covered by such financial statements;

(d) promptly after the same become publicly available, copies of all reports on Form 8-K filed by it with the SEC, or any Governmental Authority succeeding to any of or all the functions of the SEC, or copies of all reports distributed to its shareholders, as the case may be; and

(e) promptly, from time to time, such other information as any Lender shall reasonably request through the Administrative Agent, including any additional information relating to the Consolidated Transaction Costs and Consolidated Cost Savings referred to in clauses (h) and (i), respectively, in the definition of the term “Consolidated EBITDA” (it being understood that the Company shall not be required to provide any information or documents which are subject to confidentiality provisions the nature of which prohibit such disclosure).

Information required to be delivered pursuant to this Section shall be deemed to have been delivered on the date on which the Company provides notice (reasonably identifying where the applicable disclosure may be obtained) to the Administrative Agent that such information has been posted on the Company’s website on the internet at www.zimmer.com, or on the SEC’s website on the internet at www.sec.gov or at another website identified in such notice and accessible by the Lenders without charge.

SECTION 6.04. Insurance. Keep its insurable properties adequately insured at all times by financially sound and reputable insurers (which may include captive insurers), and maintain such other insurance or self insurance (including product liability insurance), to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies similarly situated and in the same or similar businesses.

SECTION 6.05. Obligations and Taxes. Pay and discharge promptly when due all material Taxes, assessments and governmental charges imposed upon it or upon its income or profits or in respect of its property, in each case before the same shall become delinquent or in default and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith by appropriate proceedings and adequate reserves with respect thereto shall, to the extent required by GAAP, have been set aside.

SECTION 6.06. Litigation and Other Notices. Give the Administrative Agent written notice of the following within ten Business Days after any executive officer of the Company obtains knowledge thereof:

(a) the filing or commencement of any action, suit or proceeding which the Company reasonably expects to result in a Material Adverse Effect;

(b) any Event of Default or Default, specifying the nature and extent thereof and the action (if any) which is proposed to be taken with respect thereto; and

(c) any change in any of the Ratings.

provided, that in each case the Company shall not be required to provide separate notice of any event disclosed in any report promptly filed with the SEC if the Company has provided notice to the Administrative Agent in accordance with the last paragraph of Section 6.03 as long as the Company has provided notice reasonably identifying where the applicable disclosure may be obtained to the Administrative Agent that such information has been posted.

SECTION 6.07. Books and Records. (a) Keep proper books of record and account in which full, true and correct entries are made of all material dealings and transactions in relation to its business and activities and (b) permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and (in the presence of officers of the Borrower, whether by phone or in person) its independent accountants (in each case subject to the Company’s obligations under applicable confidentiality provisions), all at such reasonable times and as often as reasonably requested, all at the expense of the applicable Lenders; provided that during the continuation of any Default (x) any expense of the Lenders in connection with the foregoing shall be for the account of the Company and (y) Lenders shall be permitted to discuss the affairs, finances and condition of the Company and its Subsidiaries without officers of the Borrower being present.

SECTION 6.08. Use of Proceeds. All proceeds of the Loans shall be used solely for the purposes referred to in the recitals of this Agreement.

ARTICLE VII

Negative Covenants

The Company covenants and agrees with each Lender and the Administrative Agent that so long as this Agreement shall remain in effect or the principal of or interest on any Loan or any fees or any other amounts payable hereunder shall be unpaid, unless the Required Lenders shall otherwise consent in writing, it will not, and will not permit any of the Subsidiaries to, on and after the Effective Date:

SECTION 7.01. Consolidations, Mergers, and Sales of Assets. (a) Consolidate or merge with or into any other Person or liquidate, wind up or dissolve (or suffer any liquidation or dissolution) or (b) sell, or otherwise transfer (in one transaction or a series of transactions), or permit any Subsidiary to sell, or otherwise transfer (in one transaction or a series of transactions), all or substantially all of the assets of the Company and the Subsidiaries, taken as a whole, to any other Person; provided that (i) the Company may merge or consolidate with another Person if the Company is the corporation surviving such merger or consolidation, (ii) a Subsidiary may merge or consolidate with another Person if (A) the Company is the surviving corporation if the Company is a party to such merger or consolidation or (B) the survivor of such merger or consolidation (in the event that it is not the Subsidiary) shall assume all of the payment and performance obligations of such Subsidiary on terms reasonably satisfactory to the Administrative Agent and (iii) immediately after giving effect to any such merger or consolidation, no Default or Event of Default shall have occurred and be continuing; provided, however, that the foregoing restrictions of this Section 7.01 shall not apply to transactions permitted under Section 7.06 or 7.08.

SECTION 7.02. Liens. Create, assume or suffer to exist any Lien upon any property, except that the foregoing shall not prevent the Company or any Subsidiary from creating, assuming or suffering to exist any of the following Liens:

(a) Liens existing on the Effective Date and set forth on Schedule 7.02 hereof;

(b) any Lien existing on property owned or leased by any Person at the time it becomes a Subsidiary, provided that such Lien was not created in anticipation of such person becoming a Subsidiary;

(c) any Lien existing on property at the time of the acquisition thereof by the Company or any Subsidiary, provided that such Lien was not created in anticipation of such acquisition;

(d) Liens on property acquired, constructed or improved by the Company or any Subsidiary; provided that the Debt secured thereby does not exceed 80% of the cost of acquiring, constructing or improving such property and such Liens do not apply to any other property of the Company or any Subsidiary;

(e) Liens on receivables and the proceeds thereof securing any Permitted Receivables Securitization;

(f) any Liens securing Debt of a Subsidiary owing to the Company or to another Subsidiary;

(g) Liens for taxes, assessments or governmental charges or levies not yet due or that are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the Company or its Subsidiaries, as the case may be, in conformity with GAAP;

(h) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not more than 60 days delinquent in accordance with their terms or that are being contested in good faith by appropriate proceedings;

(i) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

(j) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(k) easements, rights-of-way, restrictions, licenses, reservations, utility easements and other similar encumbrances imposed by law or incurred in the ordinary course of business that, do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Company and its Subsidiaries, considered as a whole;

(l) any interest or title of a lessor under any lease entered into by the Company or any Subsidiary in the ordinary course of its business and covering only the assets so leased;

(m) attachment or judgment Liens in respect of judgments or decrees that have been vacated, discharged or stayed within 30 days from the entry thereof; and attachment or judgment Liens in respect of judgments or decrees that have been bonded pending appeal within 30 days from the entry thereof and which do not exceed $150,000,000 in the aggregate;

(n) Liens arising from precautionary U.C.C. financing statement filings with respect to operating leases or consignment arrangements entered into by the Company or any Subsidiary in the ordinary course of business;

(o) customary Liens in favor of a banking institution arising by operation of law encumbering deposits (including the right of set-off) held by such banking institutions incurred in the ordinary course of business and that are within the general parameters customary in the banking industry;

(p) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in clauses (a) through (o) above, so long as the principal amount of the Debt or other obligations secured thereby does not exceed the principal amount of Debt or obligations so secured at the time of such extension, renewal or replacement (except that, where an additional principal amount of Debt is incurred to provide funds for the completion of a specific project, the additional principal amount, and any related financing costs, may be secured by the Lien as well) and such Lien is limited to the same property subject to the Lien so extended, renewed or replaced (and improvements on such property); and

(q) any Lien not permitted by clauses (a) through (p) above securing Debt which, together with the aggregate outstanding principal amount of all other Debt of the Company and its Subsidiaries which would otherwise be subject to the foregoing restrictions and the aggregate Value of their existing Sale and Leaseback Transactions which would be subject to the restrictions of Section 7.02 but for this clause (q), does not at any time exceed 10% of Consolidated Net Tangible Assets.

SECTION 7.03. Limitation on Sale and Leaseback Transactions. Enter into any Sale and Leaseback Transaction, or permit any Subsidiary to do so, unless the Company or such Subsidiary would be entitled to incur Debt, in a principal amount equal to the Value of such Sale and Leaseback Transaction, which is secured by Liens on the property to be leased without violating Section 7.02.

SECTION 7.04. Financial Condition Covenant. Permit the Consolidated Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Company to exceed 5.0 to 1.0.

SECTION 7.05. Indebtedness. Permit Subsidiaries of the Company to create, issue, incur, assume, become liable in respect of or suffer to exist any Debt (other than Permitted Debt and Debt created under this Agreement and the other Loan Documents) in an aggregate principal amount exceeding $250,000,000 outstanding at any time.

SECTION 7.06. Transactions with Affiliates. Enter into any material transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate, except any such transaction which is (a) otherwise permitted under this Agreement, in the ordinary course of business and upon fair and reasonable terms no less favorable to the Company or the relevant Subsidiary than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate, (b) entered into prior to the Effective Date or contemplated by any agreement identified on Schedule 10.06 hereof, (c) between or among the Company or any Subsidiary exclusively, (d) any Restricted Payment permitted under Section 7.07, (e) any transactions in connection with any Permitted Receivables Securitization or (f) any arrangements with officers, directors, representatives or other employees of the Company or any Subsidiary relating specifically to employment as such.

SECTION 7.07. Restricted Payments. At any time that the Company (i) does not have Investment Grade Standing or (ii) would not be in compliance with Section 7.04 on a pro forma basis after giving effect to the applicable Restricted Payments and any financing therefor, declare or, in the case of a Restricted Payment that has not been declared, pay any dividend (other than dividends payable solely in common stock of the Person making such dividend or options, warrants or rights to purchase shares of such common stock) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any capital stock of the Company or any Subsidiary, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Subsidiary (collectively, “Restricted Payments”), except that (a) any Subsidiary may make Restricted Payments to the Company and its other equity holders, pro rata in accordance with their respective equity interests in such Subsidiary and (b) notwithstanding clause (i) and/or (ii) above, in the event that the Company does not have Investment Grade Standing and/or would not be in compliance with Section 7.04 on a pro forma basis after giving effect to the applicable Restricted Payments and any financing therefor, so long as no Event of Default under clause (b), (c), (g) or (h) of Article VIII shall have occurred and be continuing on the date of the declaration thereof (or, in the case of a Restricted Payment that is not declared, on the date of the payment thereof), the Company may make Restricted Payments in any year in an aggregate amount not to exceed the greater of (x) $250,000,000 and (y) an aggregate amount of periodic dividends in respect of its Capital Stock not to exceed the rate (per share), as adjusted for such splits, reclassifications, stock dividends and similar reorganizations, declared by the Company in the fiscal quarter that ended immediately prior to the date on which the Company ceased to have Investment Grade Standing.

SECTION 7.08. Investments. At any time that the Company (i) does not have Investment Grade Standing or (ii) would not be in compliance with Section 7.04 on a pro forma basis after giving effect to the applicable Investments and any financing therefor, make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any capital stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except the Acquisition and except:

(a) investments in Cash Equivalents;

(b) extensions of trade credit in the ordinary course of business;

(c) Loans and advances to employees of the Company or any Subsidiary in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for such employees not to exceed $20,000,000 at any one time outstanding;

(d) Loans to employees of the Company or any Subsidiary solely for the purpose of exercising options to purchase the common stock of the Company or any Subsidiary;

(e) intercompany Investments by the Company or any Subsidiary in the Company, including Guarantees by the Company of any Debt of any Subsidiary;

(f) in addition to Investments otherwise expressly permitted by this Section 7.08, Investments by the Company or any of its Subsidiaries in an aggregate amount (valued at cost) at any time invested not to exceed the sum of $500,000,000 plus any amount thereof financed with Company Stock or the proceeds of the issuance of Company Stock;

(g) Investments made or committed to be made when the Company has Investment Grade Standing, together with any extensions, renewals or replacements thereof (provided the aggregate amount of the Investment is not increased); and

(h) Loans and advances to vendors, distributors or agents in the ordinary course of business and on arm’s length terms.

ARTICLE VIII

Events of Default

If any of the following events (each an “Event of Default”) shall occur at any time after the Effective Date and be continuing after the funding of the Loans on the Funding Date:

(a) any representation or warranty made or deemed made in or in connection with the execution and delivery of this Agreement or the Borrowings hereunder shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(b) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest on any Loan or any fee or any other amount (other than an amount referred to in paragraph (b) above) due hereunder, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

(d) default shall be made in the due observance or performance of any covenant, condition or agreement contained in Section 6.01 (in the case of the Borrower), Section 6.06 or Article VII;

(e) default shall be made in the due observance or performance of any covenant, condition or agreement contained herein (other than those specified in (b), (c) or (d) above) or in any other Loan Document and such default shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent or any Lender to the Company;

(f) the Company or any Subsidiary shall (i) fail to pay any principal or interest, regardless of amount, due in respect of one or more items of Debt in an aggregate principal amount greater than or equal to $150,000,000, when and as the same shall become due and payable (giving effect to any applicable grace period) or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Debt if the effect of any failure referred to in this clause (ii) is to cause such Debt to become due prior to its stated maturity;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Company or any Subsidiary, or of a substantial part of the property or assets of the Company or any Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Subsidiary or for a substantial part of the property or assets of the Company or any Subsidiary or (iii) the winding up or liquidation of the Company or any Subsidiary; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) the Company or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Subsidiary or for a substantial part of the property or assets of the Company or any Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;

(i) one or more judgments for the payment of money in an aggregate amount equal to or greater than $150,000,000 (exclusive of any amount thereof reasonably expected to be covered by insurance) shall be rendered against the Company, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor (whose liquidated judgment, along with those of any other judgment creditors, exceeds $150,000,000) to levy upon assets or properties of the Company or any Subsidiary to enforce any such judgment;

(j) (i) a Plan of the Borrower shall fail to maintain the minimum funding standard required by Section 412 of the Code or Section 302 of ERISA for any plan year or a waiver of such standard is sought or granted under Section 412(c) of the Code or Section 302(c) of ERISA or (ii) an ERISA Termination Event shall have occurred with respect to the Borrower or an ERISA Affiliate has incurred, or in the reasonable opinion of the Required Lenders is reasonably likely to incur, a liability to or on account of a Plan under Section 4062, 4063, 4064,

4201 or 4204 of ERISA or (iii) any Person shall engage in any prohibited transaction described in Sections 406 of ERISA or 4975 of the Code for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the United States Department of Labor or (iv) the Borrower or any ERISA Affiliate shall fail to pay any required installment or any other payment required to be paid by such entity under Section 412 of the Code or Section 302 of ERISA on or before the due date for such installment or other payment (taking into account any extensions granted) or (v) the Borrower or any ERISA Affiliate shall fail to make any contribution or payment to any Multiemployer Plan which the Borrower or any ERISA Affiliate is required to make under any agreement relating to such Multiemployer Plan or any law pertaining thereto (taking into account any extensions granted), and, in the event of the occurrence of any of the events described in clauses (i) through (v) above, there shall result from any such event or events either a liability or a material risk of incurring a liability which is reasonably expected to have a Material Adverse Effect; or

(k) a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Company, declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of the Borrower accrued hereunder, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived anything contained herein to the contrary notwithstanding; and, in any event with respect to the Borrower described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of the Borrower accrued hereunder shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived anything contained herein to the contrary notwithstanding.

ARTICLE IX

The Administrative Agent

In order to expedite the transactions contemplated by this Agreement, Credit Suisse AG, Cayman Islands branch, is hereby appointed to act as the Administrative Agent on behalf of the Lenders. Each of the Lenders hereby irrevocably authorizes the Administrative Agent to take such actions on behalf of such Lender or holder and to exercise such powers as are specifically delegated to the Administrative Agent, as the case may be, by the terms and provisions hereof, together with such actions and powers as are reasonably incidental thereto. The Administrative Agent is hereby expressly authorized by the Lenders, without hereby limiting any implied authority, (a) to receive on behalf of the Lenders all payments of principal of and interest on the Loans, and promptly to distribute to each Lender its proper share of each payment so received; (b) to give notice on behalf of each of the Lenders to the Borrower of any Event of Default of which the Administrative Agent has actual knowledge acquired in connection with its agency hereunder; and (c) to distribute to each Lender copies of all notices, financial statements and other materials delivered by the Borrower pursuant to this Agreement as received by the Administrative Agent. Notwithstanding anything herein to the contrary, none of the Arrangers, syndication agents, documentation agents, senior managing agents, bookrunners or co-agents listed on the cover page hereof shall have any duties or obligations under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Lead Arranger or a Lender under this Agreement, but all such Persons shall have the benefit of the indemnities provided for hereunder.

Neither the Administrative Agent nor any of its directors, officers, employees or agents shall be liable as such for any action taken or omitted by any of them except for its or his or her own gross negligence or wilful misconduct, or be responsible for any statement, warranty or representation herein or the contents of any document delivered in connection herewith, or be required to ascertain or to make any inquiry concerning the performance or observance by the Borrower of any of the terms, conditions, covenants or agreements contained in this Agreement. The Administrative Agent shall not be responsible to the Lenders for the due execution, genuineness, validity, enforceability or effectiveness of this Agreement or other instruments or agreements. The Administrative Agent may deem and treat the Lender which makes any Loan as the holder of the indebtedness resulting therefrom for all purposes hereof until it shall have received notice from such Lender, given as provided herein, of the transfer thereof. The Administrative Agent shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the Required Lenders and, except as otherwise specifically provided herein, such instructions and any action or inaction pursuant thereto shall be binding on all the Lenders. The Administrative Agent shall, in the absence of knowledge to the contrary, be entitled to rely on any instrument or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper Person or Persons. Neither the Administrative Agent nor any of their respective directors, officers, employees or agents shall have any responsibility to the Borrower on account of the failure of or delay in performance or breach by any Lender of any of its obligations hereunder or to any Lender on account of the failure of or delay in performance or breach by any other Lender or the Borrower of any of their respective obligations hereunder or in connection herewith. The Administrative Agent may execute any and all duties hereunder by or through their respective branches, Affiliates, agents or employees and shall be entitled to rely upon the advice of legal counsel selected by them with due care with respect to all matters arising hereunder and shall not be liable for any action taken or suffered in good faith by them in accordance with the advice of such counsel. Without limiting the foregoing, the Administrative Agent may, by notice to the Company and the applicable Borrower, designate any of its branches or Affiliates as the Person to receive any or all notices (including Borrowing Requests and Interest Election Requests) to be delivered to the Administrative Agent pursuant to this Agreement.

The Lenders hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by them pursuant to the provisions of this Agreement unless they shall be requested in writing to do so by the Required Lenders.

Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by notifying the Lenders, the other Administrative Agent and the Company. Upon any such resignation of the Administrative

Agent, the Required Lenders shall have the right to appoint a successor Administrative Agent acceptable to the Company. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank having a combined capital and surplus of at least $500,000,000 (or any Affiliate of such bank), an office in New York, New York. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor bank, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After the Administrative Agent’s resignation hereunder, the provisions of this Article IX and Section 10.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

With respect to the Loans made by it hereunder, the Administrative Agent in its individual capacity and not as Administrative Agent shall have the same rights and powers as any other Lender and may exercise the same as though it were not the Administrative Agent, and the Administrative Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent.

Each Lender agrees (i) to reimburse the Administrative Agent, on demand, in the amount of its a Pro Rata Share of any expenses incurred for the benefit of the Lenders by the Administrative Agent, including counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, which shall not have been reimbursed by the Borrower and (ii) to indemnify and hold harmless the Administrative Agent and any of their respective directors, officers, employees or agents, on demand, in the amount of such Pro Rata Share, from and against any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, incurred by or asserted against either of them in its capacity as the Administrative Agent in any way relating to or arising out of this Agreement or any action taken or omitted by either of them under this Agreement to the extent the same shall not have been reimbursed by the Borrower; provided that no Lender shall be liable to the Administrative Agent for any portion of such losses, claims, damages, liabilities to related expenses resulting from the gross negligence or wilful misconduct of the Administrative Agent or any of its directors, officers, employees or agents.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any related agreement or any document furnished hereunder or thereunder.

ARTICLE X

Miscellaneous

SECTION 10.01. Notices. (a) General. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by telecopy, as follows:

(i) if to the Company, to Zimmer Holdings, Inc., 345 East Main Street, Warsaw, IN 46580, Attention of James T. Crines, Executive Vice President, Finance and Chief Financial Officer (Telecopy No.: 574-372-4988);

(ii) if to the Administrative Agent, to Credit Suisse, Eleven Madison Avenue, New York, NY 10010, Attention of Agency Group (Fax No. (212) 325-8304); and

(iii) if to a Lender, to it at its address (or telecopy number) set forth in Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender became a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy to such party as provided in this Section or in accordance with the latest unrevoked direction from such party given in accordance with this Section; provided that any notice or other communication received by the recipient (i) on or before 5:00 P.M., New York City time, shall be deemed to have been given on the date of receipt or (ii) after 5:00 P.M., New York City time, shall be deemed to have been given on the date following the date of receipt.

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet and intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices under Article II to any Lender if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Articles by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications or may be rescinded by any such Person by notice to each other such Person; provided further that any notice or other communication received by the recipient (i) on or before 5:00 P.M., New York City time, shall be deemed to have been given on the date of receipt or (ii) after 5:00 M.M., New York City time, shall be deemed to have been given on the date following the date of receipt.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment) and (ii) notices and other communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor.

SECTION 10.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans regardless of any investigation made by the Lenders or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or the Commitments have not been terminated.

SECTION 10.03. Binding Effect. This Agreement shall become effective when it shall have been executed by the Company and the Administrative Agent and when the Administrative Agent shall have received copies hereof (by electronic “pdf” or otherwise) which, when taken together, bear the signatures of each Lender, and thereafter shall be binding upon and inure to the benefit of the parties hereto and the Lenders and their respective successors and assigns, except that the Borrower shall not have the right to assign any rights hereunder or any interest herein, except in accordance with Section 7.01, without the prior consent of all the Lenders.

SECTION 10.04. Successors and Assigns. (a) Whenever in this Agreement any of the parties is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any party that are contained in this Agreement shall bind and inure to the benefit of its successors and assigns.

(b) Each Lender other than any Conduit Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided, however, that, except in the case of an assignment to another Lender, an Affiliate of a Lender or, with respect to an assignment of Loans, an Approved Fund, (i) each of the Company (so long as, in the case of the assignment of any Loan, no Event of Default shall have occurred and be continuing) and the Administrative Agent must give its prior written consent to such assignment (which consent in each case shall not be unreasonably withheld, delayed or conditioned), and (ii) the amount of the Commitment or Loan of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless it shall be the entire amount of such Lender’s Commitment or Loan, as applicable; provided further that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within fifteen Business Days after having received notice thereof. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, and a processing and recordation fee of $3,500; provided, however, that such processing and recordation fee shall not be payable in the case of assignments made by or to Arrangers or their Affiliates. Upon acceptance and recording pursuant to paragraph (e) of this Section 10.04, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five Business Days after the execution thereof, (x) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (y) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto (but shall (i) continue to be entitled to the benefits of Sections 3.10, 3.11, 3.12 and 10.05, as well as to any fees accrued for its account hereunder and not yet paid and (ii) continue to be subject to the confidentiality provisions hereof). Notwithstanding the foregoing, any Conduit Lender may assign at any time to its designating Lender hereunder without the consent of the Company or the Administrative Agent any or all of the Loans it may have funded hereunder and pursuant to its designation agreement and without regard to the limitations set forth in the first sentence of this Section 10.04(b).

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim; (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto or the financial condition of the Borrower or the performance or observance by the Borrower of any obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is an Eligible Assignee and is legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.03 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) Each of the Administrative Agent shall maintain at its office referred to in Section 10.01 a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and the principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time and any promissory notes evidencing such Loans (the “Register”). The entries in the Register shall be conclusive in the absence of manifest error and the Company, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the

Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. No assignment or transfer of any Loan (or portion thereof) or any Note evidencing such Loan shall be effected unless and until it has been recorded in the Register as provided in this Section 10.04(d). Notwithstanding any other provision of this Agreement, any assignment or transfer of all or part of a promissory note shall be registered on the Register only upon surrender for registration of assignment or transfer of the promissory note (and each promissory note shall expressly so provide), accompanied by a duly executed Assignment and Acceptance, and thereupon one or more new promissory notes in the same aggregate principal amount shall be issued to the designated assignee and the old promissory notes shall be returned by the applicable Administrative Agent to the Company marked “cancelled”. The Register shall be available for inspection by each party hereto, at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee together with the Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above, if applicable, and, if required, the written consent of the Company to such assignment, the relevant Administrative Agent shall (i) accept such Assignment and Acceptance and (ii) record the information contained therein in the Register.

(f) Each Lender other than any Conduit Lender may sell participations to one or more Eligible Assignees (each, a “Participant”) in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto or thereto for the performance of such obligations, (iii) each Participant shall be entitled to the benefit of the cost protection provisions contained in Sections 3.10, 3.11 and 3.12 to the same extent as if it was the selling Lender (subject to the requirements therein, including the requirements under Sections 3.12(h), 3.12(i) and 3.12(j) (it being understood that the documentation required under such Sections shall be delivered to the participating Lender) and limited to the amount that could have been claimed by the selling Lender had it continued to hold the interest of such participating bank or other entity, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation, and it being further agreed that the participating Lender will not be permitted to make claims against the Borrower under Section 3.10(b) for costs or reductions resulting from the sale of a participation), except that all claims made pursuant to such Sections shall be made through such participating Lender and (iv) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such participating Lender in connection with such Lender’s rights and obligations under this Agreement, and such participating Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable hereunder or thereunder or the amount of principal of or the rate at which interest is payable on the Loans or extending the final scheduled maturity of the Loans or any date scheduled for the payment of interest on the Loans or extending the Commitments).

(g) Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under this Agreement or any other Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, no Administrative Agent (in its capacity as the Administrative Agent) shall have any responsibility for maintaining a Participant Register.

(h) Any Lender or Participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.04, disclose to the assignee or Participant or proposed assignee or Participant any information relating to the Company furnished to such Lender; provided that, prior to any such disclosure, each such assignee or Participant or proposed assignee or Participant shall be subject to the confidentiality provisions contained herein.

(i) The Borrower shall not assign or delegate any rights and duties hereunder, except in accordance with Section 7.01, without the prior written consent of all Lenders.

(j) Any Lender may at any time pledge or otherwise assign all or any portion of its rights under this Agreement to a Federal Reserve Bank or other central banking authority; provided that no such pledge shall release any Lender from its obligations hereunder. In order to facilitate such an assignment to a Federal Reserve Bank, the Borrower shall, at the request of the assigning Lender, duly execute and deliver to the assigning Lender a promissory note or notes evidencing the Loans made by the assigning Lender hereunder.

(k) Each party hereto hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

SECTION 10.05. Expenses, Indemnity. (a) The Company agrees to pay all reasonable out-of-pocket expenses incurred by (i) the Administrative Agent and the Arrangers in connection with entering into this Agreement or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (including the reasonable fees, disbursements and other charges of a single counsel) or (ii) the Administrative Agent, the

Arrangers or any Lender in connection with the enforcement of their rights in connection with this Agreement and any other Loan Document or in connection with the Loans made, including the fees and disbursements of counsel for the Administrative Agent and the Arrangers and, in the case of enforcement, each Lender.

(b) The Company agrees to indemnify the Administrative Agent, the Arrangers, each Lender, each of their Affiliates and the directors, officers, employees and agents of the foregoing (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, incurred by or asserted against any Indemnitee arising out of (i) the consummation of the transactions contemplated by this Agreement (including the syndication of the credit facilities provided for herein), (ii) any Loan or the use of the proceeds therefrom or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and whether initiated against or by any party to this Agreement, any Affiliate of any of the foregoing or any third party (and regardless of whether any Indemnitee is a party thereto); provided that (x) such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses result from the gross negligence or wilful misconduct of such Indemnitee and (y) such indemnity shall not apply to losses, claims, damages, liabilities or related expenses that result from disputes solely between Lenders.

(c) To the fullest extent permitted by applicable law, the Borrower shall not assert, or permit any of their respective Affiliates or Related Parties to assert, and each hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet) or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions or any Loan or the use of the proceeds thereof.

(d) The provisions of this Section 10.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the invalidity or unenforceability of any term or provision of this Agreement or any investigation made by or on behalf of the Administrative Agent, the Syndication Agent or any Lender. All amounts due under this Section 10.05 shall be payable on written demand therefor.

SECTION 10.06. Applicable Law. This Agreement and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby shall be governed by, and construed in accordance with, the law of the State of New York.

SECTION 10.07. Waivers, Amendment. (a) No failure or delay of the Administrative Agent or any Lender in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. Subject to Section 5.03, the rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have. No waiver of any provision of this Agreement or consent to any departure therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Company in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower, the Administrative Agent and the Required Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of, any scheduled principal payment date or date for the payment of any interest on any Loan, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan, or amend or modify Section 10.16, without the prior written consent of each Lender directly affected thereby, (ii) increase or extend the availability of the Commitments or decrease or extend the date for payment of the duration fees, ticking fees or funding fees of any Lender without the prior written consent of such Lender, (iii) amend or modify the provisions of Section 3.13 or Section 10.04(i), the provisions of this Section 10.07 or the definition of the “Required Lenders”, without the prior written consent of each Lender or (iv) change the requirement that disbursements made by any Lender be made ratably with respect to its Loan Exposure without the prior written consent of each Lender directly affected thereby; provided further, however, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 10.07 and any consent by any Lender pursuant to this Section 10.07 shall bind any assignee of its rights and interests hereunder. Notwithstanding any of the foregoing, any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Company and the Administrative Agent to cure any ambiguity, omission, mistake, defect or inconsistency so long as, in each case, the Lenders shall have received at least five Business Days prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment.

SECTION 10.08. Entire Agreement. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or the syndication of the Loans and Commitments constitute the entire contract among the parties relative to the subject matter hereof. Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement. Nothing in this Agreement, expressed or implied, is intended to confer upon any party other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement.

SECTION 10.09. Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 10.10. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effective as provided in Section 10.03.

SECTION 10.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 10.12. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. Each Lender agrees promptly to notify the Company and the Administrative Agent after such setoff and application made by such Lender, but the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section 10.12 are in addition to other rights and remedies (including, without limitation, other rights of setoff) which such Lender may have.

SECTION 10.13. Jurisdiction: Consent to Service of Process. (a) The Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender or any Related Party of any of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of such courts and agrees that all claims in respect of any action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each party hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action, litigation or proceeding relating to this Agreement or any other Loan Document against the Borrower or any of its properties in the courts of any jurisdiction.

(b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (a) of this

Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 10.14. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.14.

SECTION 10.15. Confidentiality. The Administrative Agent and the Lenders expressly agrees, for the benefit of the Company and the Subsidiaries, to maintain the confidentiality of the Confidential Information (as defined below), except that Confidential Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an express agreement for the benefit of the Company and the Subsidiaries containing provisions substantially the same as those of this Section, to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or to any direct or indirect counterparty to a Hedge Agreement or to any credit insurance provider relating to the Company or its Subsidiaries and their obligations, (g) with the consent of the Company and the Subsidiaries, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized ratings agency, or (i) to the extent such Confidential Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Company and the Subsidiaries. For the purposes of this Section, “Confidential Information” shall mean all information, including material nonpublic information within the meaning of Regulation FD promulgated by the SEC (“Regulation FD”), received from the Company and the Subsidiaries relating to such entities or their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by such entities; provided that, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Confidential Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person customarily accords to its own confidential information; provided, however, that with respect to disclosures pursuant to clause (b) (other than any such disclosure in connection with any routine compliance examination or examination of the financial condition of such Lender by such regulatory authority) and clause (c) of this Section, unless prohibited by law or applicable court order, each Lender and the Administrative Agent shall attempt to notify the Company and the Subsidiaries of any request by any governmental agency or representative thereof or other Person for disclosure of Confidential Information after receipt of such request, and if reasonable, practicable and permissible, before disclosure of such Confidential Information. It is understood and agreed that the Company and the Subsidiaries and their respective Affiliates may rely upon this Section 10.15 for any purpose, including without limitation to comply with Regulation FD. Notwithstanding anything herein to the contrary, any Party to this Agreement (and any employee, representative or other agent of such Party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. The preceding sentence is intended to cause the transactions contemplated hereby not to be treated as having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) and 301.6111-2(a)(2)(ii) (or any successor provisions) of the Treasury Regulations promulgated under the Code, and shall be construed in a manner consistent with such purpose.

SECTION 10.16. USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the names and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the USA PATRIOT Act, and the Borrower agrees to provide such information from time to time to such Lender and the Administrative Agent, as applicable.

SECTION 10.17. No Fiduciary Relationship. The Borrower, on behalf of itself and its Affiliates, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrower and its Affiliates, on the one hand, and the Credit Parties and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Credit Parties or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications. The Credit Parties and their Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Credit Parties or their Affiliates has any obligation to disclose any of such interests to the Borrower or any of its Affiliates. To the fullest extent permitted by law, each of the

Borrower hereby waives and releases any claims that it or any of its Affiliates may have against the Credit Parties and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ZIMMER HOLDINGS, INC.,

by	/s/ James T. Crines
Name:	James T. Crines
Title:	Executive Vice President, Finance and Chief Financial Officer

SIGNATURE PAGE TO
ZIMMER HOLDINGS, INC.
CREDIT AGREEMENT

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, individually and as Administrative Agent,

by	/s/ Christopher Day
Name:	Christopher Day
Title:	Authorized Signatory

by	/s/ Samuel Miller
Name:	Samuel Miller
Title:	Authorized Signatory

COUNTERPART SIGNATURE PAGE TO ZIMMER HOLDINGS, INC. CREDIT AGREEMENT

Name of
Lender:

To execute this Agreement as a Lender:

by
Name:
Title:

For any Lender requiring a second signature line:

by
Name:
Title:

ANNEX I

APPLICABLE MARGIN PRICING GRID

Ratings Moody’s/S&P	Applicable Margin for Eurocurrency Loans (in Basis Points)	Applicable Margin for ABR Loans (in Basis Points)
Level 1 Baa2 /BBB or better	125.0	25.0
Level 2 Baa3/ BBB-	150.0	50.0
Level 3 Lower than Level 2 or unrated	175.0	75.0

The ratings to be utilized for purposes of this Annex I are the public corporate rating and public corporate family rating of the Company assigned by the Rating Agencies (the “Ratings”). The Rating in effect at any date is that in effect at the close of business on such date. The Company hereby agrees that at all times it shall maintain a Rating from either S&P or Moody’s. If a Rating is supplied by only one of S&P and Moody’s, then that single Rating shall be determinative. In the case of split Ratings from S&P and Moody’s, the Rating to be used to determine which pricing category applies is the higher of the two Ratings; provided that if one Rating shall be in Level 1 and one Rating shall be in Level 3, then Level 2 shall apply.

Capitalized terms used but not otherwise defined in this Annex I have the meanings given to them in the Credit Agreement to which this Annex I is attached.

For purposes of the Credit Agreement, the following terms have the meanings specified below:

“Investment Grade Standing” shall exist at any time when the actual Rating from S&P is at or above BBB- (or if S&P shall change its system, the new Rating which most closely corresponds to BBB-) and the actual Rating from Moody’s is at or above Baa3 (or if Moody’s shall change its system, the new Rating which most closely corresponds to Baa3).

“Rating Agencies” shall mean Moody’s and S&P.